EXECUTION VERSION

Exhibit 10.1

$125,000,000

REVOLVING CREDIT AGREEMENT

among

CKX, INC.,

a Delaware corporation,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

UBS SECURITIES LLC and THE BANK OF NEW YORK,

as Co-Syndication Agents,

LEHMAN COMMERCIAL PAPER, INC. and CREDIT SUISSE,
as Co-Documentation Agents,

and

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

Dated as of May 24, 2006

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

i

4.2.	No Change	44
4.3.	Corporate Existence; Compliance with Law	44
4.4.	Power; Authorization; Enforceable Obligations	44
4.5.	No Legal Bar	45
4.6.	Litigation	45
4.7.	No Default	45
4.8.	Ownership of Property; Liens	45
4.9.	Intellectual Property	45
4.10.	Taxes	47
4.11.	Federal Regulations	47
4.12.	Labor Matters	47
4.13.	ERISA	47
4.14.	Investment Company Act; Other Regulations	48
4.15.	Subsidiaries	48
4.16.	Use of Proceeds	48
4.17.	Environmental Matters	48
4.18.	Accuracy of Information, etc.	49
4.19.	Security Documents	50
4.20.	Solvency	50
4.21.	Senior Indebtedness	50
4.22.	Foreign Assets Control Regulations and Anti-Money Laundering	51
4.23.	Double Vision Film.	51

SECTION 5.	CONDITIONS PRECEDENT	51

5.1.	Conditions to Initial Extension of Credit	51
5.2.	Conditions to Each Extension of Credit	54

SECTION 6.	AFFIRMATIVE COVENANTS	55

6.1.	Financial Statements	55
6.2.	Certificates; Other Information	56
6.3.	Payment of Obligations	57
6.4.	Maintenance of Existence; Compliance	57
6.5.	Maintenance of Property; Insurance	57
6.6.	Inspection of Property; Books and Records; Discussions	58
6.7.	Notices	58
6.8.	Intellectual Property	59
6.9.	Environmental Laws	60
6.10.	Interest Rate Hedging	60
6.11.	Additional Collateral, etc.	61
6.12.	Further Assurances	63
6.13.	Use of Proceeds	63
6.14.	Post-Closing Obligations	63
6.15.	UK Financial Assistance	63

SECTION 7.	NEGATIVE COVENANTS	64

7.1.	Financial Condition Covenants	64
7.2.	Indebtedness	64
7.3.	Liens	66
7.4.	Fundamental Changes	68
7.5.	Disposition of Property	68
7.6.	Restricted Payments	69
7.7.	Capital Expenditures	70
7.8.	Investments	71
7.9.	Optional Payments and Modifications of Certain Debt Instruments	73
7.10.	Transactions with Affiliates	73
7.11.	Sales and Leasebacks	74
7.12.	Hedge Agreements	74
7.13.	Changes in Fiscal Periods	74
7.14.	Negative Pledge Clauses	74
7.15.	Clauses Restricting Subsidiary Distributions	74
7.16.	Lines of Business	75
7.17.	Certain Amendments	75
7.18.	Accounting Changes	75
7.19.	Intellectual Property	75
7.20.	Hazardous Substances	75

SECTION 8.	EVENTS OF DEFAULT	76

SECTION 9.	THE AGENTS	80

9.1.	Appointment	80
9.2.	Delegation of Duties	80
9.3.	Exculpatory Provisions	80
9.4.	Reliance by Agents	81
9.5.	Notice of Default	81
9.6.	Non-Reliance on Agents and Other Lenders	81
9.7.	Indemnification	82
9.8.	Agent in Its Individual Capacity	82
9.9.	Successor Administrative Agent	82
9.10.	Agents Generally	83
9.11.	The Lead Arranger	83
9.12.	Withholding Tax	83

SECTION 10. MISCELLANEOUS		83

10.1.	Amendments and Waivers	83
10.2.	Notices	84
10.3.	No Waiver; Cumulative Remedies	86
10.4.	Survival of Representations and Warranties	86
10.5.	Payment of Expenses and Taxes	86

10.6.	Successors and Assigns; Participations and Assignments	88
10.7.	Adjustments; Set-off	91
10.8.	Counterparts	92
10.9.	Severability	92
10.10.	Integration	92
10.11.	GOVERNING LAW	92
10.12.	Submission To Jurisdiction; Waivers	92
10.13.	Acknowledgments	93
10.14.	Releases of Guarantees and Liens	93
10.15.	Confidentiality	93
10.16.	WAIVERS OF JURY TRIAL	94
10.17.	Delivery of Addenda	94
10.18.	USA PATRIOT Act	94

ANNEX:

A	Pricing Grid

SCHEDULES:

4.1	Contingent Liabilities
4.4	Consents, Authorizations, Filings and Notices
4.13	ERISA
4.15	Subsidiaries; Subscriptions, Warrants, Etc.
4.19	Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D-1	Form of Guarantee and Collateral Agreement
D-2	Form of UK Charge Over Shares
D-3	Form of UK Debenture
E	[Reserved]
F	[Reserved]
G	Form of Exemption Certificate
H-1	Form of Revolving Note
H-2	Form of Swingline Note
I	Form of Swingline Note
J-1	Form of Legal Opinion of Paul, Hastings, Janofsky and Walker LLP

J-2	Form of Legal Opinion of Baker & McKenzie
K	Form of Solvency Certificate
L	Subordination Provisions

v

CREDIT AGREEMENT, dated as of May 24, 2006 (this “Agreement”), among CKX, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC., as exclusive advisor, sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), UBS SECURITIES LLC and THE BANK OF NEW YORK, as co-syndication agents (in such capacity, the “Syndication Agents”), LEHMAN COMMERCIAL PAPER, INC. and CREDIT SUISSE, as co-documentation agents (in such capacity, the “Documentation Agents”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Indebtedness”:  Indebtedness of any Person that becomes a Subsidiary of the Borrower or one of its Subsidiaries after the Closing Date in connection with a Permitted Acquisition or Permitted Joint Venture, but only to the extent such Indebtedness was outstanding prior to giving effect to such Permitted Acquisition or Permitted Joint Venture and was not incurred in contemplation of or for purposes of consummating such Permitted Acquisition or Permitted Joint Venture.

“Addendum”:  an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Additional Extensions of Credit”:  as defined in Section 10.1.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the recitals to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 5.0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agents, the Documentation Agents, the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender and the Swingline Lender.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement.

“Applicable Margin”:  the rate per annum equal to (a) 1.50% in the case of Eurodollar Loans and (b) .50% in the case of Base Rate Loans; provided, that, on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (including, without limitation, the sale of Capital Stock in any Subsidiary and the issuance by any Subsidiary of its own Capital Stock) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”:  as defined in Section 10.6(a).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”:  as defined in the Guarantee and Collateral Agreement.

“Borrower Obligations”:  as defined in the Guarantee and Collateral Agreement.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans or issue Letters of Credit hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CKX UK Holdings”: CKX UK Holdings Limited, a company incorporated in England and Wales with registered number 05389449.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is May 24, 2006.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  (a) 0.375% per annum at such times as (i) the Facility is rated at least BB- by S&P and at least Ba3 by Moody’s, in each case, with a stable outlook, and (ii) the aggregate amount of the Revolving Extensions of Credit is not less than 50% of the aggregate amount of the Revolving Commitments and (b) at all other times, 0.50% per annum.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.8, 3.9, 3.10 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (and provided that to the extent that all or any portion of the income of any Subsidiary or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for such period or portion thereof, any amounts set forth in the following clauses (a) through (g) that are attributable to such Subsidiary or other Person shall not be included for purposes of such clauses for such period or portion thereof) the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organizational costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, and (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

In addition to and without limitation of the foregoing, (x) with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted

Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement and also including (or excluding, in the case of an Asset Sale or other Disposition) any Consolidated EBITDA attributable to the assets which are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period and (y) “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to the exclusion of costs and expenses incurred in connection with effecting the transactions contemplated by the definitive documentation in respect of any such Permitted Acquisition or Permitted Joint Venture.

For purposes of this definition and for purposes of the definitions of “Consolidated Interest Expense” and “Consolidated Total Debt”, whenever pro forma effect is to be given to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for the applicable period resulting from any such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of such Person of any closing) of any facility, as applicable, provided that, in either case, such adjustments are reasonably satisfactory to the Administrative Agent and are set forth in a certificate signed by the Person’s chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

In addition to and without limitation of the foregoing, with respect to any Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated Interest Expense” shall be calculated after giving effect to such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition or Permitted Joint Venture giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition or Permitted Joint Venture) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture, as if such Asset Sale, Disposition, Permitted Acquisition or Permitted Joint Venture (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period.

“Consolidated Leverage Ratio”:  as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for period of four fiscal quarters ended on such date (or, for purposes of Section 5.2, for the four fiscal quarter period most recently ended for which internal financial statements are available).

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or other distributions in respect of equity, (c) the income (or deficit) of any Permitted Joint Venture that has issued Non-Recourse Indebtedness, except to the extent that any such income is actually received by the Borrower or any Subsidiary Guarantor in the form of dividends or other distributions in respect of equity and (d) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ or members’ equity at such date.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (exclusive of Indebtedness of the type described in clause (b), (c), (e), (g), (h), (i), (j), (k) or (o) of Section 7.2), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”:  as of any date of determination, each member of the board of directors of the Borrower who is or was a member thereof on the Closing Date and each other member of the board of directors of the Borrower elected to the board of directors of the Borrower with the approval of at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, license, covenant not to sue, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including undertakings evidenced primarily by a course of dealing rather than by signed written agreement.

“Copyright”:  as defined in the Guarantee and Collateral Agreement.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”:  with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to the date that is three months later than the Revolving Termination Date, (b) is redeemable at the sole option of the holder thereof on or prior to the date that is three months later than the Revolving Termination Date or (c) contains any repurchase obligation which may come into effect on or prior to the date that is three months later than the Revolving Termination Date.

“Documentation Agents”:  as defined in the preamble to this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Elvis Operating Companies”:  Elvis Presley Enterprises, Inc., a Tennessee corporation, and Elvis Presley Enterprises, LLC, a Delaware limited liability company, and each of their respective subsidiaries.

“Elvis Operating Company Charter Documents”:  (a) the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, (b) the Amended and Restated Charter, dated February 7, 2005, of Elvis Presley Enterprises, Inc. and (c) the Shareholders Agreement, dated as of February 7, 2005, among the Borrower, the Trust and Elvis Presley Enterprises, Inc.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934 as in effect on the Closing Date.

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary (or any Subsidiary of a Foreign Subsidiary) in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fremantle”:  Fremantle Media Limited or Fremantle Media North America, as the context requires.

“Fuller Employment Agreement”:  that certain Director’s Service Agreement by and between 19E and Simon Robert Fuller, dated as of March 17, 2005.

“Fuller Non-Compete Agreement”:  that certain Confidentiality, Non-Competition, Non-Solicitation and Non-Recruitment Agreement, by and among Simon Robert Fuller, the Borrower, Fuller Nominees Limited, Ingenious Media plc, and Ingenious Ventures Limited, dated as of March 17, 2005.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the United Kingdom Accounting Standards Board, pronouncements of the Urgent Issues Task Force, relevant Statements of Recommended Accounting Practice and provisions of the Companies Act of 1985, as amended, as the case may be, or, if applicable, the SEC.

“GOAT Acquisition Agreement”: that certain agreement, dated April 10, 2006, by and among the Borrower, the GOAT Operating Company, CKX G.O.A.T. Holding Corp., G.O.A.T., Inc., Muhammad Ali Family Trust and Muhammad Ali.

“GOAT Operating Agreement”: the Limited Liability Operating Agreement, dated as of April 10, 2006, as amended and restated by the “Agreed Upon Terms” under and as defined in the GOAT Acquisition Agreement.

“GOAT Operating Company”:  means G.O.A.T. LLC, a California limited liability company.

“Governmental Authority”:  any nation or government, union of nations, any state, province, region or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit D-1.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, royalties, license fees, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Substances”: any material substance or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive under, or otherwise regulated pursuant to, any applicable Environmental Law or by any Governmental Authority including petroleum and any derivatives or by-products thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls and including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Hedge Agreements”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies (including foreign currencies), commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiaries”:  with respect to the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, the Subsidiaries of such Person that (a) are not Wholly Owned Subsidiaries of such Person, (b) in the aggregate for all such Subsidiaries, own or possess assets and property with a fair market value equal to or less than 10% of the aggregate fair market value of the assets of such Person and its Subsidiaries to be acquired, directly or indirectly, in connection with such acquisition, and (c) in the aggregate for all such Subsidiaries, contribute or are otherwise accountable for 10% or less of the Consolidated EBITDA of such Person and its Subsidiaries (provided that, for purposes of this clause (c) only, all references to “the Borrower” and “Subsidiaries” in the definitions of “Consolidated EBITDA” and “Consolidated Net Income” shall be deemed to be references to such Person and its Subsidiaries that are the subject of the applicable acquisition and shall not include any amounts attributable to the Borrower or any of its Subsidiaries that are Subsidiaries of the Borrower immediately prior to giving effect to such acquisition).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Disqualified Capital Stock and Preferred Stock issued by such Person (other than Preferred Stock issued by a Loan Party) and (k) for the purposes of Sections 7.2 and 8(e) only (and not any defined terms referenced therein), all obligations of such Person in respect of Hedge Agreements; provided, however, that the items described in clauses (f) and (g) above shall constitute Indebtedness only if and to the extent that any such items would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement”:  as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”:  (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”:  The Bank of New York, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”:  $10,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.11.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arranger”:  as defined in the recitals to this Agreement.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 2.7(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Management Subscription Agreements”:  the collective reference to any subscription agreement or stockholders agreement between the Borrower and any present or former officer or employee of any Group Member.

“Material Adverse Effect”:  a material adverse effect on (a) the transactions contemplated hereby, (b) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Material Environmental Amount”:  an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 (after taking into account any amounts paid to the Borrower or any Subsidiary of the Borrower in respect thereof pursuant to indemnity claims made by the Borrower and/or its Subsidiaries) for any violation of, or liability under, any Environmental Law, including, without limitation, all remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Material Subsidiary”:  any Subsidiary of the Borrower which, at any date of determination, either (a) had Consolidated EBITDA (utilizing, in such definition of Consolidated EBITDA and the related terms, such Subsidiary and its consolidated Subsidiaries rather than the Borrower and its Subsidiaries) for the four full fiscal quarters immediately preceding such date of determination, equal to or greater than $1,000,000 or (b) held assets valued at or above $5,000,000 in the aggregate.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moodys”:  Moody’s Investor Service, Inc.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in the form and substance reasonably satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).  Net Cash Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds as and when converted by the Borrower or any Subsidiary of the Borrower into cash.

“New Term Loan Commitments”: as defined in Section 2.15.

“New Term Loan Facility Amendment”:  as defined in Section 2.15.

“New Term Loan Facility Notice”:  as defined in Section 2.15.

“New Term Loan Lender”: as defined in Section 2.15.

“19E”: 19 Entertainment Limited, a company incorporated in England and Wales with registered number 01886042.

“19TV”: 19TV Limited, a company incorporated in England and Wales with registered number 03478214.

“Non-Recourse Indebtedness”: secured Indebtedness for borrowed money of a Permitted Joint Venture, provided that (a) such Indebtedness is not, in whole or in part, Indebtedness of any Group Member other than such Permitted Joint Venture and its Subsidiaries and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Group Member or any property or assets thereof other than such Permitted Joint Venture and its Subsidiaries (including, for the avoidance of doubt any Capital Stock representing the ownership interests in such Permitted Joint Venture), (b) such Indebtedness is owing only to unaffiliated third-parties (which, for the avoidance of doubt, does not include any Group Member or any Affiliate thereof), (c) the source of repayment for such Indebtedness is expressly limited to the assets or cash flows of such Permitted Joint Venture and its Subsidiaries, (d) no Group Member (other than such Permitted Joint Venture and its Subsidiaries) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Permitted Joint Venture and its Subsidiaries that are obligors under such Non-Recourse Indebtedness and (e) the lenders of such Indebtedness have been notified in writing that they will not have any recourse to any Group Member or the stock or assets of any Group Member (other than such Permitted Joint Venture and its Subsidiaries), in the case of clauses (a), (c) and (d) above, as reasonably determined by the Administrative Agent.

“Non-Excluded Taxes”:  as defined in Section 3.9(a).

“Non-U.S. Lender”:  as defined in Section 3.9(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  as defined in the Guarantee and Collateral Agreement..

“OFAC”: as defined in Section 4.23(a).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(b).

“Patent”: as defined in the Guarantee and Collateral Agreement.

“Patriot Act”: as defined in Section 10.18.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  one or more acquisitions by any Loan Party after the Closing Date of a business unit (with any associated assets) or all of the outstanding capital stock or other ownership interests (other than margin stock) of any other Person, or in-bound license on an exclusive basis by any Loan Party of assets comprising a business unit or units of any other

Person, provided that (a) in the case of an asset acquisition or in-bound license, the applicable assets to be acquired are used, or, in the case of a stock acquisition, the applicable Person to be acquired is predominantly engaged, in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such acquisition (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) in connection with any such acquisition involving a merger, the Borrower or a Wholly Owned Subsidiary of the Borrower shall be the surviving entity (provided that if such merger involves the Borrower, the Borrower shall be the surviving entity), (d) immediately prior, and after giving effect, to such acquisition or in-bound license, no Default or Event of Default shall have occurred and be continuing and (e) in the case of the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, (i) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall be Wholly Owned Subsidiaries of the Borrower after giving effect to such acquisition, (ii) the Administrative Agent (for the benefit of the Secured Parties) shall have been granted a valid, perfected, first priority security interest in such Capital Stock or other ownership interests (provided that, in the case of the Capital Stock or other ownership interests in any Excluded Foreign Subsidiary, such security interest shall be limited to 65% of voting shares and 100% of the non-voting shares of such Capital Stock or other ownership interests) and (iii) such Person and each of its Subsidiaries (other than Immaterial Subsidiaries of such Person) shall have become Subsidiary Guarantors, in the case of clauses (ii) and (iii), in accordance with the Guarantee and Collateral Agreement (having first completed any requirements of any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital), it being acknowledged and agreed that the foregoing requirements of clause (iii) shall not be applicable with respect to any Person or Subsidiary thereof that is an Excluded Foreign Subsidiary.

“Permitted Joint Venture”: one or more joint ventures or similar arrangements entered into after the Closing Date (which may be in the form of a limited liability company or other Person) relating to assets that are not owned by any Group Member as of the Closing Date, in which the Borrower or any of its Subsidiaries holds Capital Stock or otherwise participates or invests; provided that (a) the applicable joint venture shall be predominantly engaged in media, entertainment or content related businesses, (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such Permitted Joint Venture (and a Responsible Officer of the Borrower shall have certified to such compliance), (c) no Loan Party shall, pursuant to such joint venture, be under any Contractual Obligation to make Investments or incur Guarantee Obligations after the later of the Closing Date and the initial formation of such joint venture that would be in violation of any provision of this Agreement and (d) immediately prior, and after giving effect, to such joint venture, no Default or Event of Default shall have occurred and be continuing.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity Interests”:  the “Pledged Stock” as defined in the Guarantee and Collateral Agreement, the “Securities” as defined in the UK Debenture and the “Shares” as defined in the UK Charge Over Shares.

“Preferred Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

“Presley Preferred Equity”:  the shares of Series B Convertible Preferred Stock of the Borrower on the terms and conditions set forth in the certificate of designation in respect thereof, dated February 7, 2005.

“Pledged Notes”: the “Pledged Notes” as defined in the Guarantee and Collateral Agreement and any such assets secured in accordance with the terms of the UK Debenture.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Pro Forma Financial Statements”:  as defined in Section 4.1(a).

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent.

“Reference Lender”:  The Bank of New York.

“Refunded Swingline Loans”:  as defined in Section 2.4.

“Refunding Date”:  as defined in Section 2.4.

“Register”:  as defined in Section 10.6.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.11 for amounts drawn under Letters of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reservations”:  (a) the principle that equitable remedies may be granted or refused at the discretion of a court; the limitations imposed by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors or (as the case may be) secured creditors; (b) the time barring of claims; (c) the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void; (d) defenses of set-off or counterclaim and other similar principles of English law; and (e) any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered pursuant to Section 5.1(i) of this Agreement.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”:  May 24, 2011.

“S&P”:  Standard & Poor’s Ratings Services.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the UK Debenture, the UK Charge Over Shares, the Mortgages (if any), each Intellectual Property Security Agreement, and all other security documents hereafter delivered to the Administrative Agent granting (or purporting to grant) a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document or Specified Hedge Agreement.

“Sillerman Group”: (a) Robert F. X. Sillerman, (b) any spouse or other immediate family member of Robert F. X. Sillerman and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, owners, partners, owners or  Persons beneficially holding an 80% or greater controlling interest of which consist of such Persons specified in clauses (a) and (b) above.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors (or, in the case of Group Members incorporated in England and Wales, the value of its assets exceeds its liabilities (taking into account contingent and prospective liabilities)), (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”:  any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that (i) subject to Section 10.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.  The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement except as provided in Section 10.14.

“Subordinated Debt”:  any unsecured Indebtedness of the Borrower, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the date that is six months later than the Revolving Termination Date and the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the obligations on terms and conditions (including subordination provisions) customary for subordinated high yield bond financings.

“Subordinated Debt Indenture”:  the indenture pursuant to which any Subordinated Debt is issued.

“Subordination Provisions”:  the subordination provisions attached hereto as Exhibit L.

“Subsidiary”:  as to any Person, a company, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each US Subsidiary Guarantor, each UK Subsidiary Guarantor and each other Subsidiary of the Borrower other than (a) the Elvis Operating Companies, (b) the GOAT Operating Company, (c) 19 Entertainment GmbH, (d) 19 Touring GmbH, (e) any Subsidiary acquired after the Closing Date that is not a Wholly Owned Subsidiary (but only to the extent that the applicable joint venture or other organizational documents prohibit such Subsidiary from becoming a Subsidiary Guarantor) and (f) any Excluded Foreign Subsidiary.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”:  Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.3.

“Swingline Participation Amount”:  as defined in Section 2.4.

“Syndication Agents”:  as defined in the preamble to this Agreement.

“Title Insurance Company”: as defined in Section 5.1(k).

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.  The original amount of the Total Revolving Commitments is $125,000,000.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trademark”:  as defined in the Guarantee and Collateral Agreement.

“Transferee”:  any Assignee or Participant.

“Trust”: the Promenade Trust, a grantor trust created under the laws of Tennessee, pursuant to the Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UK Charge Over Shares”:  the Charge Over Shares to be executed and delivered by the Borrower on the date hereof, substantially in the form of Exhibit A-3.

“UK Debenture”:  the Debenture to be executed and delivered by the UK Subsidiary Guarantors on the date hereof, substantially in the form of Exhibit D-3.

“UK GAAP”: generally accepted accounting principles in the United Kingdom as in effect from time to time, except that for purposes of Section 7.1, UK GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

“UK Subsidiary Guarantor”: (a) CKX UK Holdings, (b) 19E, (c) 19 Recordings Limited (a company incorporated in England and Wales with registered number 03602651), (d) 19TV, (e) 19 Merchandising Limited (a company incorporated in England and Wales with registered number 03695399), (f) 19 Management Limited (a company incorporated in England and Wales with registered number 04379115) and (g) each other Subsidiary of the Borrower incorporated in England and Wales that becomes a party to the Guarantee and Collateral Agreement and/or the UK Debenture in accordance with the terms thereof or hereof.

“United States”:  the United States of America.

“US Subsidiary Guarantor”: (a) G.O.A.T., Inc., (b) CKX G.O.A.T. Holding Corp., (c) EPE Holding Corporation, (d) Focus Enterprises, Inc., (e) StepTeco, Inc., (f) Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc., (g) Uncle Dave’s Boondoggle, Inc., (h) 19 Entertainment, Inc., (i) On the Road Productions, (j) 19 Touring LLC, (k) Dance Nation Productions, (l) Southside Productions, Inc., (m) 19 Recording Services, Inc., (n) J2K Productions, Inc., (o) All Girl Productions, (p) 19 Recordings, Inc. and (q) each other Subsidiary of the Borrower incorporated in the United States or any State or political subdivision thereof that becomes a party to the Guarantee and Collateral Agreement in accordance with the terms thereof or hereof.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full in cash, in immediately available funds, of all the Obligations.

(f)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(g)  For the purposes of the Loan Documents, if a Dollar amount needs to be determined, any amount which is denominated in a currency other than Dollars will be converted into Dollars using the Spot Rate on that date.  “Spot Rate” means the spot rate of exchange of the Administrative Agent (as determined by the Administrative Agent in relation to its customers generally) for the purchase of Dollars with the appropriate amount of a currency in the New York City foreign exchange market in the ordinary course of business at or about 10.00 a.m., New York City time, on the day in question for delivery two Business Days later.

(h)  The term “license” shall include any sub-license (and variations thereof).

(i)  References to (i) “knowledge of the Borrower”, “Borrower’s knowledge” or any phrase of similar import shall mean (x) as it relates to information pertaining to the Borrower, the actual knowledge of executive officers of the Borrower and (y) as it relates to information pertaining to a Group Member, the actual knowledge of executive officers of the Borrower and of executive officers of such Group Member, in each case, after reasonable inquiry in light of relevant facts and circumstances, and (ii) “knowledge of any Group Member”, “Group Member’s knowledge” or any phrase of similar import shall mean the actual knowledge of the executive officers of such Group Member, after reasonable inquiry in light of relevant facts and circumstances.

SECTION 2.  AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1.          Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

(b)  The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2.          Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 2.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.4 and (y) borrowings of Base Rate Loans pursuant to Section 2.11 shall not be subject to the foregoing minimum amounts.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3.          Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be Base Rate Loans only.

(b)  The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

2.4.          Procedure for Swingline Borrowing; Refunding of Swingline Loans.
(a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)  The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)  Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5.          Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c)  The Borrower agrees to pay the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Lenders.

2.6.  Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, (or shall be the entire remaining Total Revolving Commitments) and shall reduce permanently the Revolving Commitments then in effect.

2.7.          L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.8.          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

2.9.          Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

2.10.        L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b)  If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

2.11.        Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 3.4(b) and (ii) thereafter, Section 3.4(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swingline Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 2.2 or, if applicable, Section 2.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

2.12.        Obligations Absolute.  The Borrower’s obligations under Section 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such

Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.13.        Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.14.        Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.15.        Incremental Facilities.  At any time prior to the Revolving Termination Date, the Borrower may, by notice to the Administrative Agent (each such notice, a “New Term Loan Facility Notice”), which New Term Loan Facility Notice shall promptly be delivered by the Administrative Agent to each Lender, request the addition of one or more tranches of term loans hereto and related commitments in respect thereof (the “New Term Loan Commitments”); provided, however, that both (x) at the time of any such request and (y) after giving effect to any such New Term Loan Commitments, the borrowing of term loans associated therewith and the use of proceeds thereof, no Default or Event of Default shall exist and the Borrower shall be in compliance with each financial covenant set forth in Section 7.1 (calculated, in the case of clause (y), as of the date of the effectiveness of such New Term Loan Commitments and the borrowing of term loans associated therewith on a pro forma basis to give effect to such borrowing and the use of proceeds thereof).  The New Term Loan Commitments shall (i) be in an aggregate principal amount not in excess of $250,000,000 but in no event less than $100,000,000 for any single tranche of term loans, (ii) rank pari passu in right of payment and of security with the other Loans, (iii) mature not earlier than the date that is one year after the Revolving Termination Date and amortize in an amount not greater than 1% per annum for each year other than the final year thereof, (iv) be used solely to finance acquisitions (including, without limitation, associated fees and expenses, the refinancing of any indebtedness in connection with such acquisition, and the refinancing of any equity or other financing used as a deposit or other interim funding to effect such acquisition) that have been approved by the Required Lenders (the determination of “Required Lenders” to be made immediately prior to giving effect to such New Term Loan Commitments), (v) have such pricing and other terms (including mandatory prepayment provisions and call protection and/or premiums) as may reasonably be agreed by the Borrower and the Persons providing such New Term Loan Commitments (each, a “New Term Loan Lender”), provided, that the yield with respect to the New Term Loan Commitments (taking into account upfront fees and original issue discount paid to New Term Loan lenders) may be no more than 0.25% per annum greater than the then-current yield with respect to the Loans (as reasonably determined by the Administrative Agent) at the time the New Term Loan Facility Amendment (as defined below) becomes effective pursuant to its terms (it being understood that all levels of the Pricing Grid will be increased and/or additional fees will be paid to the Lenders, as applicable, to the extent necessary to satisfy such requirement), and (vi) otherwise be treated hereunder substantially the same as (and in any event no more favorably than) the Facility, provided, that the terms and provisions applicable to the New Term Loan Commitments may provide for financial or other covenants different or in addition to those applicable to the Loans only to the extent that such terms and provisions are applicable only during periods after the Revolving Termination Date.  The New Term Loan Facility Notice shall (x) set forth the requested amount of New Term Loan Commitments, (y) offer each Lender the opportunity to provide a New Term Loan Commitment by giving written notice of such to the Administrative Agent prior to the termination of the general syndication of the New Term Loan Commitments and (z) be provided to each existing Lender not less than five Business Days prior to the commencement of the general syndication of the New Term Loan Commitments; provided, however, that no existing Lender will be obligated to subscribe for any portion of such New Term Loan Commitments.  Each New Term Loan Commitment shall become a Commitment under this Agreement and the facility for the New Term Loan Commitments shall be implemented hereunder pursuant to an amendment to this Agreement, which may take the form of an amendment and restatement of this Agreement (a “New Term Loan Facility Amendment”), executed by each of the Borrower, each other Loan Party, each New Term Loan Lender and the Administrative Agent, which New Term Loan Facility Amendment will not require the consent of any other Lender.  The effectiveness of any New Term Loan Facility Amendment shall (in addition to any other conditions specified therein) be subject to the satisfaction on the date thereof and, if different, on the date on which the New Term Loan Commitments are funded, of each of the conditions set forth in Sections 5.1(h) and (o) and Section 5.2.

SECTION 3.  GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

3.1.          Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on the date of prepayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.10.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of

Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

3.2.          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.  So long as no Event of Default has occurred and is continuing, if the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.3.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

3.4.          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)  (i)  If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2% (or, in the case of any such other amounts that do not relate to the Facility, the rate then applicable to Base Rate Loans under the Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).  In addition, during the continuance of a Default or Event of Default, all Obligations (whether or not overdue) shall bear interest at the rates specified in the preceding sentence.

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.5.          Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.  Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.4(a).

3.6.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)   the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, in either such case, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

3.7.          Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.8.          Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.9 (including Non-Excluded Taxes not subject to indemnification under Section 3.9) and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section 3.8 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 3.8, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.8 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 3.8 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.9.          Taxes.  (a)  All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent, Lender or Participant as a result of a present or former connection between such Agent, such Lender or such Participant and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, such Lender or such Participant having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent, Lender or Participant hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent, such Lender or such Participant (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender, Agent or Participant with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s, such Agent’s or such Participant’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender, such Agent or such Participant at the time such Lender, such Agent or such Participant becomes a party to this Agreement, except to the extent that such withholding is newly imposed or increased as a result of a change in law effective after the date of this Agreement.  With respect to any assignment or sale of a participation by a Person that is a Lender, Agent or Participant, the obligation of the Borrower to make additional payments to such Person’s Transferee due to a change in law shall not be greater than any additional amount that would have been payable to such Person had the obligation of the Borrower applied to such Person after giving effect to the provisions of this Section 3.9(a).

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by or on behalf of the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other reasonably required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) or Agent that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Administrative Agent) two copies of U.S. Internal Revenue Service Form W-8IMY, W-8ECI and/or Form W-8BEN, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN and/or W-8IMY, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Lender

(or Transferee) or Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.  In addition, each Lender (or Transferee) or Agent shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (or Transferee) or Agent.  Each Lender (or Transferee) or Agent shall promptly notify the Borrower in writing at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Lender (or Transferee) or Agent shall not be required to deliver any form pursuant to this paragraph that such Lender (or Transferee) or Agent is not legally able to deliver.  Each Lender or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.  If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender shall also attach the additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section.

(e)  A Lender (or Transferee) or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Lender from which the related participation has been purchased), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Transferee) or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If any Agent, Lender or Participant determines, in its sole and reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.9 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, such Lender or such Participant, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  Each Lender, Agent or Participant, as applicable, shall indemnify the Borrower for any losses resulting from any false, inaccurate or untrue statements provided pursuant to paragraphs (d) or (e) of this Section 3.9.

(g)  The agreements in this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)  For purposes of this Section 3.9, in the case of any Lender that is a treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower and each partner of such partnership shall be treated as a Lender and shall not be entitled to any benefits under this Section 3.9 unless it complies with the requirements of this Section, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.

3.10.        Indemnity.  The Borrower agrees to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss or expense (but excluding any loss of anticipated profits) that such Lender or such Agent may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.8, 3.9(a) or 3.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.8, 3.9(a) or 3.14.

3.12.        Replacement of Lenders.  The Borrower may replace, with a replacement financial institution reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 3.8, 3.9(a) or 3.14, (b) defaults in its obligation to make Loans hereunder or (c) declines to deliver any requested consent to any waiver, amendment or other modification of any provision of any Loan Document that would require the consent of more than the Required Lenders, in each case, only if (i) such replacement, waiver, amendment or modification does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in case of clause (a) only, prior to any such replacement, such Lender shall have taken no action under Section 3.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.8 or 3.9(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.10 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.8 or 3.9(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of clause (c) only, the requested waiver, amendment or other modification has been approved by the Borrower, the Administrative Agent and the Required Lenders.

3.13.        Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.13(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit H-1 or H-2, respectively, with appropriate insertions as to date and principal amount.

3.14.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.10.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1.          Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet and related statements income and cash flows of the Borrower and its consolidated Subsidiaries as at the date of the most recent consolidated quarterly balance sheet referred to in the second sentence of clause (b) below (including the notes thereto), adjusted to give effect to the consummation of the transactions contemplated hereby, in the case of such balance sheets, on such date and, in the case of such income statements, on the first day of the relevant period (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i)  the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2005, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)  The audited consolidated balance sheets of each of (i) the Borrower and its Subsidiaries as at December 31, 2005, (ii) 19E and its Subsidiaries as at June 30, 2003 and June 30, 2004, and (iii) the Elvis Operating Companies as at December 31, 2003 and December 31, 2004, and, in each case, the related statements of income or changes in net assets (as applicable) and cash flows for such period, in each case, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of the Borrower, 19E and its Subsidiaries and the Elvis Operating Companies as at such dates, and the consolidated results of their respective operations and their respective consolidated cash flows for the respective months and years then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2006 and the related unaudited statements of income and cash flows for the period then ended, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their respective operations and their respective cash flows for such period (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared on a consolidated basis in accordance with GAAP (or, in the case of 19E and its Subsidiaries, in accordance with UK GAAP together with appropriate reconciliations) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed in their reports thereon).  Except as set forth on Schedule 4.1, none of the Borrower or its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2005 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2.          No Change.  Since December 31, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly incorporated, organized or formed, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee, to license the property it exploits as licensee, and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (where applicable) under the laws of each jurisdiction where its ownership, lease, licensing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to cause a Material Adverse Effect.

4.4.          Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational, company or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and grant the Liens to be granted under the Security Documents and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.          No Default.  No Group Member, nor to the Borrower’s knowledge, Fremantle, is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8.          Ownership of Property; Liens.  The Borrower and each Material Subsidiary has title in fee simple or freehold to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.  None of the Pledged Equity Interests is subject to any Lien.

4.9.          Intellectual Property.

(a)  Each Group Member owns, has the right to use, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted and, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby.

(b)  All registered and applied for Intellectual Property material to the conduct of any Group Member’s business as currently conducted and, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby, and (i) owned by a Group Member or, (ii) to the Borrower’s knowledge, recorded or co-owned by Fremantle (and relating to the business of any Group Member) is valid, subsisting and enforceable and has not been abandoned, and all Intellectual Property material to the conduct of any Group Member’s business as presently conducted is free from all encumbrances, except for Liens expressly permitted under Section 7.3.

(c)  The rights of each Group Member in or to the material Intellectual Property owned by or, to the Borrower’s knowledge, licensed to such Group Member, or, to the knowledge of the Borrower, recorded or co-owned by Fremantle (and relating to the business of any Group Member), do not infringe upon, misappropriate, or otherwise violate the rights of any other Person, and no claim has been asserted in writing that the use of such Intellectual Property does or may infringe upon, misappropriate or otherwise violate the rights of any other Person, in either case, which infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, there is currently no infringement, misappropriation or unauthorized use of any item of material Intellectual Property owned by or licensed to any Group Member or, to the Borrower’s knowledge, recorded or co-owned by Fremantle (and relating to the business of any Group Member) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)  No action, hearing or proceeding is pending, or, to the knowledge of the Borrower, threatened, on the date hereof, nor has there been any holding, decision or judgment rendered by any Governmental Authority in the last twenty-four months seeking to limit, cancel or invalidate any Intellectual Property material to the conduct of the business of any Group Member as currently conducted or, according to current contemplation, as will be conducted after giving effect to the transactions contemplated hereby, which, in any such case, if adversely determined, would have a Material Adverse Effect.

(e)  To the knowledge of the Borrower, each Group Member has made, where possible, all filings and recordations necessary to adequately effect, reflect and protect its ownership interest in or exclusive licenses to its material United States Trademarks and Copyrights and material non-United States Trademarks and Copyrights owned by such Group Member including, without limitation, recordation of its interests in the material Trademarks owned by such Group Member with the United States Patent and Trademark Office and in corresponding national and international patent and/or trademark offices, and recordation of any of its interests in the material Copyrights owned by or exclusively licensed to such Group Member with the United States Copyright Office and in international copyright offices.

(f)  Each Group Member has performed all acts, including any transfers or assignments, necessary to ensure that all rights of publicity to use the name and likeness of Elvis Presley are owned and controlled by Borrower.

(g)  In the last 12 months, no Group Member has given or received written notice purporting to avoid, repudiate, rescind or terminate any agreement that authorizes the use of any material Intellectual Property that is licensed to any Group Member by a third party, and to the knowledge of each Group Member the terms of any agreement authorizing the use of any material Intellectual Property to which a Group Member is a party have been complied with by all parties in all material respects.

4.10.        Taxes.  Each Group Member has filed or caused to be filed all United States Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge other than those permitted by Section 7.3.  No Loan Party and no Subsidiary thereof intends to treat any Revolving Extension of Credit or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

4.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act in respect of any Group Member incorporated in the United States or any other applicable Requirement of Law dealing with such matters in respect of any Group Member; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan intended to be qualified under Section 401 of the Code has received a favorable opinion or determination letter from the Internal Revenue Service regarding such qualified status or an application for such letter is currently pending and to the knowledge of the Borrower or any Commonly Controlled Entity no such Plan has, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status.  Other than as set forth on Schedule 4.13, no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  Other than as set forth on Schedule 4.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that would reasonably be expected to cause a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.  Neither the Borrower nor any of its Subsidiaries has any liability (and by entering into this Agreement will not trigger any liability) with respect to any employee benefit plan (including a pension scheme) that is not subject to the laws of the United States or a political subdivision thereof that could reasonably be expected to result in a Material Adverse Effect and all such employee benefit plans and any pension schemes are funded to the extent required by applicable law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

4.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to enter into this Agreement or the transactions contemplated hereby.

4.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) Schedule 4.15 sets forth all outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares and other than as created by the Loan Documents) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

4.16.        Use of Proceeds.  The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes and to finance Permitted Acquisitions and Permitted Joint Ventures.

4.17.        Environmental Matters.  Except as, individually, could not reasonably be expected to cause any Group Member to incur liability in excess of a Material Environmental Amount, or, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)   the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Hazardous Substances in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)   no Group Member has received notice, actual or threatened, of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);
(c)   no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(d)   there has been no release or threat of release of any Hazardous Substances at or from the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
(e)   (i) there is not now, nor has there been previously, located on any of the Properties any: (A) underground storage tanks, as defined under any Environmental Law, or (B) areas or vessels used or intended for the treatment, storage or disposal of Hazardous Substances; and (ii) no Group Member has transported, or arranged for the transport, storage, treatment or disposal, by contract, agreement or otherwise, of any Hazardous Substances at, on, under or to any of the Properties or any location including any location used for the treatment, storage or disposal of Hazardous Substances, other than de minimis quantities used in connection with the Business in accordance with all Environmental Laws; and
(f)    each Group Member has obtained and is in compliance with all Environmental Permits with respect to the Business and the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination in violation of, or that is reasonably likely to give rise to liability under, any Environmental Law at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

4.18.        Accuracy of Information, etc.  No statement or information, other than the projections described in Section 5.1(c) and pro forma financial information, contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19.        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when certificates representing such Pledged Equity Interests and related transfer powers are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, to the extent that a security interest therein can be perfected by the filing of a financing statement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).

(b)  Subject to the Reservations, each of the UK Debenture and the UK Charge Over Shares is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Equity Interests described in each of the UK Debenture and the UK Charge Over Shares, when certificates representing such Pledged Equity Interests and related blank executed stock transfer forms are delivered to the Administrative Agent, and in the case of the other Collateral described in each of the UK Debenture and the UK Charge Over Shares, when the filings specified on Schedule 4.19 in appropriate form are filed in the offices or registers specified on Schedule 4.19 to the extent that a security interests therein can be perfected by any such filing and all notices required to be served under such Security Documents are duly served before any competing notice comes into effect, each of the UK Debenture and the UK Charge Over Shares shall (subject to the Reservations) constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in each of the UK Debenture and the UK Charge Over Shares), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted under Section 7.3 and except in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales if and to the extent that the pledge of such shares is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Closing Date).

4.20.        Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21.        Senior Indebtedness.  The Obligations constitute senior indebtedness of the Borrower and each Subsidiary Guarantor.

4.22.        Foreign Assets Control Regulations and Anti-Money Laundering.  (a)  Neither the making of Loans under this Agreement nor the use of the proceeds thereof shall cause the Borrower or any of its Subsidiaries to violate any material provision of the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 200l Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of such Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b)  The Borrower and its Subsidiaries are in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans hereunder will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.23.        Double Vision Film.

As of the Closing Date, Double Vision Film Limited owns no material property or assets other than such property and assets as are subject to (i) a Charge and Deed of Assignment dated 31 March 2003 and made between Double Vision Film Limited and Columbia Tristar Home Entertainment Inc.; (ii) a Security Deposit Agreement and Charge on Cash Deposit dated 29 May 2003 and made between Double Vision Film Limited and The Governor and Company of the Bank of Scotland; and (iii) a Charge over Cash Deposit dated 29 March 2003 and made between Double Vision Film Limited and Sovereign Finance Plc.

SECTION 5.  CONDITIONS PRECEDENT

5.1.          Conditions to Initial Extension of Credit.  The effectiveness of this agreement and the agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a)   Credit Agreement; Security Documents.  The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each applicable Subsidiary Guarantor, (iii) each IP Security Agreement, executed and delivered by the Borrower and each applicable Subsidiary Guarantor, (iv) the UK Debenture, executed and delivered by each UK Subsidiary Guarantor, (v) the UK

Charge Over Shares, executed and delivered by the Borrower and (vi) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
(b)   Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received the financial statements described in Section 4.1.
(c)   Business Plan and Projections.  The Lenders shall have received and shall be satisfied with a business plan and financial projections through 2007, prepared on a quarterly basis, and through 2011, prepared on an annual basis.
(d)   Indebtedness.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and its Subsidiaries have no outstanding Indebtedness, other than Indebtedness permitted under Section 7.2(d) and Section 7.2(p).
(e)   Approvals.  All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the extensions of credit and granting of Liens contemplated by the Loan Documents, the continuing operations of the Group Members and the other transactions contemplated hereby (including shareholder approvals, if any) shall have been obtained and be in full force and effect.
(f)    Lien and Other Searches.  The Administrative Agent shall have received the results of (i) a recent lien search in each of the jurisdictions designated by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent, (ii) in respect of each Group Member incorporated in England and Wales, recent searches of such Person’s companies file at the Companies Registry of England and Wales showing, amongst other things, no appointment of (or the presentation of any petition in relation to any appointment of) a receiver, liquidator or administrator and (iii) in respect of any real property located in England and Wales, official priority searches in favor of the Administrative Agent in relation to any registered titles giving a sufficient period of priority (of at least 15 days following the Closing Date).
(g)   Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(h)   Closing Certificate.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments including, without limitation, the formation documents and a long form good standing certificate (where applicable) of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member.

(i)    Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Paul, Hastings, Janofsky and Walker LLP, counsel in the United States to the Borrower and its Subsidiaries, substantially in the form of Exhibit J-1; and

(ii)           the legal opinion of Baker & McKenzie, counsel in England and Wales to the Borrower and the UK Subsidiary Guarantors, substantially in the form of Exhibit J-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement, and otherwise be in such form and of such substance, as the Administrative Agent may reasonably require.

(j)    Pledged Equity Interests; Transfer Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (or, in the case of the Capital Stock pledged pursuant to the UK Debenture and the UK Charge Over Shares, the equivalent thereof for each entity incorporated in England and Wales), other than the share certificates representing all of the issued and outstanding share capital of 19 Artist Tours Limited and Double Vision Film Limited, and (ii) each Pledged Note pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(k)   Filings, Registrations and Recordings; Control Agreements.  Each document (including any Uniform Commercial Code financing statement or account control agreement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be executed, delivered, filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall (within the relevant time period for filing) be in proper form for execution, delivery, filing, registration or recordation (or otherwise in form and substance reasonably satisfactory to the Administrative Agent).
(l)    Solvency Certificate.  The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of the Borrower substantially in the form of Exhibit K, which shall document the solvency of the Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the transactions contemplated hereby.
(m)  No Default; Representations; Officer’s Certificate.  No Default or Event of Default shall have occurred and be continuing after giving effect to the extensions of credit (if any) requested to be made on the Closing Date.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.  The Administrative Agent shall have received a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower certifying (i) as to the accuracy of the representations and warranties of the Borrower and the other Loan Parties in the Loan Documents and (ii) that since December 31, 2005, no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect.
(n)   Insurance.  The Administrative Agent shall be satisfied with the insurance program to be maintained by the Borrower and its Subsidiaries and shall have received insurance certificates reasonably satisfactory to the Administrative Agent.
(o)   Consolidated EBITDA.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters ending immediately prior to the Closing Date, on a pro forma basis, after giving effect to the transactions contemplated hereby and continuing operations (as contemplated to be conducted as of the Closing Date), is greater than or equal to $25,500,000, which evidence shall be in accordance with the financial statements referred to in Section 4.1.
(p)   Agent for Service of Process.  The Administrative Agent shall have received evidence that the Borrower has appointed CKX UK Holdings to be its agent for service of process in connection with the UK Charge Over Shares.
(q)   Share Register Extracts; Shareholder Resolutions.  The Administrative Agent shall have received (i) a certified extract of members of each Group Member incorporated in England and Wales whose shares are subject to a security interest granted or purported to be granted under the Security Documents (except for Brilliant 19 Limited, Delirious Recordings Limited, Shy Records Limited and 19 International Sports Management Limited) and (ii) if required, shareholder resolutions to amend the articles of association of any Group Member incorporated in England and Wales to remove any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Administrative Agent (for the benefit of the Secured Parties).
(r)    Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

5.2.          Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)   No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)   Compliance with Financial Covenants.  The Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1.          Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 7.1, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;
(b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 7.1, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
(c)   as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for regular year-end adjustments).

6.2.          Certificates; Other Information.  Furnish to the Administrative Agent and each Lender:

(a)   concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the financial covenants set forth in Section 7.1, except as specified in such certificate;
(b)   concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
(c)   as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the fiscal year following such year then ended (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, prepared on a quarterly basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)   if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
(e)   as soon as possible and in any event within five days of obtaining knowledge thereof, notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower or any of its Subsidiaries of a Material Environmental Amount;
(f)    within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
(g)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except to the extent that (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such obligation is not material to the Group Members taken as a whole.

6.4.          Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational, company or corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.          Maintenance of Property; Insurance.  (a)  Keep all property useful and used in the ordinary course of its business in good working order and condition, ordinary wear and tear excepted, or replace or substitute such property as necessary, except where failure to keep such property in good working order or replace such property could not reasonably be expected to cause a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all tangible property useful and used in the ordinary course of its business in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are insured against as of the date hereof or as are otherwise required to be maintained under any material contract or agreement or other requirement applicable to any Group Member, in each case, except where the failure to maintain such insurance could not reasonably be expected to cause a Material Adverse Effect.

6.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, during normal business hours, from time to time upon three Business Days’ prior notice (unless an Event of Default shall have occurred and be continuing, in which case, no such notice shall be required), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that all such visits shall be arranged through the Administrative Agent, which shall use reasonable efforts to coordinate such visits so as to minimize the total number thereof, and any officer of any of the Group Members, if it so chooses, may be present at such visit (except to the extent that such visit involves discussions with such Group Member’s independent accountants or auditors and the Administrative Agent has requested that such officer or officers not be present).  Physical access to any of the properties of any Group Member shall be governed by the rules, policies and procedures of such property relating to visits thereto by the public.

6.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)   the occurrence of any Default or Event of Default;
(b)   any (i) default or event of default under any Contractual Obligation of any Group Member or, to the knowledge of the Borrower, Fremantle or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member or, to the knowledge of the Borrower, Fremantle on the one hand, and any Governmental Authority on the other hand, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)   any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which, if granted, could reasonably be expected to result in a Material Adverse Effect or (iii) which relates to any Loan Document;
(d)   the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, and, in

each case in clauses (i) and (ii) above, such event or condition, together with all other events or conditions, if any, could reasonably be expected to result in any “accumulated funding deficiency” (as defined in Section 302 of ERISA), a Lien in favor of the PBGC or a Material Adverse Effect; and
(e)   any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8.          Intellectual Property.

(a)  Consistent with past practices (i) continue to use each material Trademark in a manner that maintains such material Trademark in full force free from any claim of abandonment for non-use, and (ii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law.

(b)  Notify the Administrative Agent and the Lenders immediately if it knows that any application or registration relating to any material Intellectual Property owned by, or to their knowledge, licensed to, any Group Member may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Group Member’s or, to the Borrower’s knowledge, Fremantle’s recorded interest or co-ownership of, or the validity of, any material Intellectual Property or such Group Member’s or, to the Borrower’s knowledge, Fremantle’s right to register the same or to own and maintain the same, unless such forfeiture, abandonment or dedication or such adverse determination or development could not reasonably be expected to cause a Material Adverse Effect or constitute an Event of Default.

(c)  Promptly upon a Group Member’s acquisition, exclusive license of, or creation of any invention, trademark, copyrightable work or other Intellectual Property (or rights in any of the foregoing) that can be registered, the value of which is material in the context of the Group Members as a whole, apply for registration thereof or require an agent to so apply with the United States Patent and Trademark Office, the United States Copyright Office and the appropriate international office to register such invention, trademark, copyrightable work or other Intellectual Property or exclusive license thereof, as applicable, if such Group Member shall deem that it is appropriate under the circumstances to effect, reflect or protect such Intellectual Property in its reasonable discretion.  Whenever a Group Member, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property or the recordation of any exclusive license with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Group Member shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  If any portion of the Intellectual Property owned or licensed by any Group Member is included or purported to be included in the Collateral, subject always to the ability to comply with local laws, upon request of the Administrative Agent, each applicable Loan Party (if any) shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the security interest of the Administrative Agent, for the benefit of the Secured Parties, in any Patent, Trademark or Copyright and (in the case of Trademarks) the goodwill and general intangibles of such Loan Party relating thereto or represented thereby; provided that the security interest granted in respect thereof shall not attach to any applications for trademarks and service marks filed in the U.S. Patent and Trademark Office (the “PTO”) on the basis of a Group Member’s intent to use any such mark pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1060(a), at which point the security interest granted under the Guaranty and Collateral Agreement shall attach to each such application.

(d)  Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or group of countries or any political subdivision of any of the foregoing, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, unless the failure to secure such applications or registrations could not reasonably be expected to cause a Material Adverse Effect.

(e)  In the event that any material Intellectual Property of a Group Member is infringed, misappropriated or diluted by another Person, such Loan Party shall take such actions as such Group Member shall reasonably deem appropriate under the circumstances, including, without limitation, initiating a suit seeking injunctive relief and any and all damages for infringement, misappropriation or dilution, to protect such Intellectual Property and will promptly notify the Administrative Agent of such actions.

6.9.          Environmental Laws.  (a)  Comply in all material respects with, and use commercially reasonable efforts to cause all tenants and subtenants, if any, to comply in all material respects with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material Environmental Permits.

(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10.        Interest Rate Hedging.  If and to the extent that the Borrower obtains any New Term Loan Commitments in accordance with Section 2.15 or incurs funded floating rate Indebtedness under Section 7.2(m) or (n), and the aggregate amount of outstanding Indebtedness in respect thereof equals or exceeds $100,000,000, within a period of time reasonably determined by the Administrative Agent, enter into, and thereafter maintain, Hedging Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of such Indebtedness is subject to either a fixed interest rate or interest rate protection for a period ending on the earlier of (x) three (3) years after the incurrence thereof and (y) the Revolving Termination Date, in each case, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.11.        Additional Collateral, etc.  (a)  With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens on assets other than Capital Stock permitted under Section 7.3 and as otherwise permitted to not be so granted according to the terms of the Collateral Documents), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and the delivery of certificates and transfer powers in respect of any newly formed or acquired Subsidiary (or, in any such case, the equivalent thereof required in any other jurisdiction).

(b)  With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, and subject always to the ability to comply with local laws, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof in relation to United States real property, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)  With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), and subject always to the ability to comply with local laws (including as to financial assistance), promptly (i) execute and deliver to the Administrative

Agent such amendments to the Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary, if it satisfies the requirements set forth in the definition of “Subsidiary Guarantor”, (A) to become a party to (i) the Guarantee and Collateral Agreement (as a Guarantor and as a Grantor thereunder) or such further Security Documents, and (ii) if such entity is incorporated under the laws of England and Wales, the UK Debenture, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the relevant Security Documents of such new Subsidiary, including the filing of Uniform Commercial Code financing statements (or the equivalent thereof in any other applicable jurisdiction) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) (if applicable) delivery to the Administrative Agent of any such documents as may be required in compliance with relevant financial assistance laws (each satisfactory to the Administrative Agent).

(d)  With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (or such other Security Documents) as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)  In the event that any Group Member is prevented from complying with its obligations under this Section 6.11 or elsewhere in this Article 6 as a result of any local laws (including as to financial assistance), then each Loan Party will use all reasonable efforts to overcome the relevant legal prohibition (and, in the case of a financial assistance or similar prohibition, will procure that the relevant Group Member will undertake all whitewash or similar procedures which are possible, whether under the Companies Act 1985 of England and Wales or otherwise) to enable the relevant obligation to be complied with as soon as is reasonably practicable.

6.12.        Further Assurances.  Subject always to the ability to comply with local laws (including as to financial assistance), from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or priority of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with  respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto (provided that, in relation to the shares of Capital Stock of any Subsidiary formed and existing under laws of England and Wales, the UK Subsidiary Guarantors shall not be required to perfect the security interest in such shares of Capital Stock if and to the extent that such action is prohibited pursuant to the applicable governing or other joint venture documents as in effect as of the Closing Date).  Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.13.        Use of Proceeds.  Use the proceeds of the Loans only for the purposes described in Section 4.16.

6.14.        Post-Closing Obligations.  Within 30 Business Days following the Closing Date, deliver or cause to be delivered (a) a certified extract of members for each of Brilliant 19 Limited, Delirious Recordings Limited, Shy Records Limited and 19 International Sports Management Limited, (b) share certificates representing all of the issued and outstanding share capital of 19 Artist Tours Limited and Double Vision Film Limited and (c) account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by JPMorgan Chase Bank for each of the following entities and accounts: (i) 19 Entertainment, Inc. (Acct # 904-886980), (ii) On the Road Productions (Acct # 904-944743), (iii) All Girl Productions (Acct # 904-017184), (iv) 19 Touring LLC (Acct # 904-886832), (v) Dance Nation Productions (Acct # 904-068072), (vi) Southside Productions (Acct # 904-043657), (vii) 19 Recording Services, Inc. (Acct # 904-029069), (viii) 19 Recordings, Inc. (Acct # 904-117812) and (ix) J2K Productions, Inc. (Acct # 904-017192).  In satisfaction of its obligations under clause (c) above, the Borrower shall be permitted to cause any or all of the accounts specified in clause (c) to be closed and the funds deposited therein to be transferred to another account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

6.15.        UK Financial Assistance.  The Borrower will ensure that all payments among the Borrower and any of its applicable Subsidiaries (or any of them) have been and will be made in compliance with applicable local laws or regulations concerning financial assistance by a company for the acquisition of or subscription for its own shares or concerning the protection of shareholders’ capital.

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.  Financial Condition Covenants.  (a)  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower to exceed the ratio of 4.5:1.0.

(b)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
Closing Date through Fiscal Quarter ending 9/30/2007	2.0:1.0
Fiscal Quarter ending 12/31/2007 through Fiscal Quarter ending 6/30/2009	2.5:1.0
Fiscal Quarter ending 9/30/2009 and thereafter	3.0:1.0

7.2.  Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)   Indebtedness of any Loan Party pursuant to any Loan Document;
(b)   unsecured Indebtedness (i) of the Borrower to any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (ii) of any Subsidiary Guarantor to the Borrower (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (iii) of any Subsidiary to the Borrower or any Subsidiary Guarantor (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), and (iv) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions);
(c)   Indebtedness in respect of bankers’ acceptances and bid, performance and surety or appeal bonds, workers’ compensation claims and payment obligations in connection with self-insurance or similar obligations, in each case in the ordinary course of business, including guarantees or obligations of the Borrower with respect to letters of credit, issued in the ordinary course of business, supporting such obligations;
(d)   Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without (i) shortening the maturity or weighted average life thereof or (ii) increasing the principal amount thereof, other than to pay any customary fees and premiums required to be paid under the terms of the instrument governing such Indebtedness and to pay reasonable expenses incurred in connection with such refinancing, refunding, renewal or extension);
(e)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days of incurrence;
(f)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;
(g)   Hedge Agreements permitted under Section 7.12;
(h)   Indebtedness represented by guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or any Subsidiary otherwise permitted to be incurred under this Agreement, provided that such guarantees are subordinated to the Obligations (and any guarantee thereof) on the same terms as the underlying Indebtedness in respect thereof;
(i)    Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or the Capital Stock of Subsidiaries permitted by this Agreement;
(j)    Indebtedness incurred under commercial letters of credit issued for the account of a Group Member in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days;
(k)   Indebtedness of the Borrower or any Subsidiary Guarantor comprising “earn-out” obligations payable in connection with any Permitted Acquisition or Permitted Joint Venture made by the Borrower or such Subsidiary Guarantor in an aggregate amount not to exceed 5.0% of the aggregate consideration paid by the Borrower or such Subsidiary Guarantor in connection with such Permitted Acquisition or Permitted Joint Venture (and any renewals or extensions thereof);
(l)    Acquired Indebtedness in an aggregate amount not to exceed $5,000,000;
(m)  Indebtedness of the Borrower or any Subsidiary Guarantor, secured on a second priority basis by the Collateral, in an aggregate amount not to exceed $375,000,000 at any one time outstanding, when taken together with any Indebtedness and undrawn Commitments outstanding pursuant to clause (a) of this Section 7.2, provided that (i) any entity providing any guarantee or other credit support in respect of any obligations incurred under this clause (m) shall also be a Subsidiary Guarantor hereunder and (ii) the lenders in respect of such Indebtedness shall have entered into an intercreditor agreement on terms and conditions reasonably satisfactory to the Required Lenders;
(n)   Subordinated Debt of the Borrower (and not of any of its Subsidiaries) in an aggregate amount not to exceed $500,000,000 at any one time outstanding and Guarantee Obligations of any Subsidiary Guarantor in respect of such Subordinated Debt, provided that such Guarantee Obligations are subordinated to the Obligations (and any guarantee thereof) on the same terms as such Subordinated Debt;
(o)   Non-Recourse Indebtedness in an amount for any Permitted Joint Venture not to exceed 65% of the fair market value of the assets owned by such Permitted Joint Venture; and
(p)   obligations of the Borrower to repurchase all or a portion of its outstanding Capital Stock from Simon Fuller pursuant to that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005 (as such deed is in effect as of the Closing Date), to the extent such obligations constitute Indebtedness.

7.3.  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)   Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the other applicable Group Members, as the case may be, in conformity with GAAP;
(b)   common law or statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, maritime and other Liens imposed by law incurred in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)   pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
(g)   Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 120 days of the date on which such property or equipment is acquired, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
(h)   Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
(j)    judgment Liens (other than with respect to judgments of a size sufficient to cause an Event of Default under this Agreement) so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(k)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(l)    leases, subleases, non-exclusive licenses and non-exclusive sublicenses granted by the Borrower and its Subsidiaries to others on arm’s-length terms that do not materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;
(m)  bankers’ Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
(n)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;
(o)   Liens by way of rent deposit created in favor of commercial landlords, provided that the amount of Indebtedness secured thereby does not in the aggregate exceed $1,000,000 or its equivalent in other currencies;
(p)   Liens securing Indebtedness of the Borrower pursuant to Section 7.2(l) or (m);
(q)   Liens not otherwise permitted by this Section on assets of the Borrower and its Subsidiaries so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time; and
(r)    Liens securing Non-Recourse Indebtedness permitted under Section 7.2(o), provided that such Liens shall extend only to the assets of (and Capital Stock or other ownership interests in) the applicable Permitted Joint Venture that is the borrower of such Non-Recourse Indebtedness.

7.4.  Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)   (i) any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor (provided that if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving entity), (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation) and (iii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged with or consolidated into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor; and
(b)   any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (provided if the relevant asset was the subject of a Lien pursuant to any Security Document, the Borrower or the applicable Subsidiary Guarantor shall grant security to a similar extent and of a comparable quality over such asset in favor of the Administrative Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent));
(c)   in connection with a Permitted Acquisition or Permitted Joint Venture, any Person that is the subject of such Permitted Acquisition or Permitted Joint Venture (other than any Permitted Joint Venture that has obligations owing in respect of any Non-Recourse Indebtedness) may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided that the Borrower or the applicable Subsidiary Guarantor shall be the continuing or surviving corporation); and
(d)   transactions permitted under Section 7.5 shall be permitted.

7.5.  Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)   the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory or licensing of Intellectual Property in the ordinary course of business on a non-exclusive basis, and the abandonment or other Disposition of Intellectual Property that is negligible and non-material to the business of the Group Members as a whole;
(c)   Dispositions permitted by Section 7.4(b);
(d)   the sale or issuance of any Subsidiary’s Capital Stock to the Borrower provided that if such Capital Stock was the subject of a Lien pursuant to any Security Document, the Borrower shall grant security to a similar extent and of a comparable quality over such asset in favor of the Administrative Agent, for the benefit of the Secured Parties (such security to be in form and substance satisfactory to the Administrative Agent);
(e)   the Disposition of assets with an aggregate fair market value not to exceed $5,000,000;
(f)    the disposition of cash not otherwise prohibited by this Agreement; and
(g)   the Disposition by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. in an aggregate amount of up to 5% of the membership interests in the GOAT Operating Company to the Muhammad Ali Family Trust if and to the extent required under the express terms of the GOAT Operating Agreement, as in effect on the Closing Date.

7.6.  Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)   (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary may make Restricted Payments in a proportionate manner to the Borrower (or a Subsidiary Guarantor, as applicable) and the other holders of such Subsidiary’s Capital Stock in respect of such holders’ proportionate ownership of such Subsidiary;
(b)   so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof shall not exceed $2,500,000;
(c)   Elvis Presley Enterprises, LLC and Elvis Presley Enterprises Inc. (and, to the extent required, the EPE Holding Corporation) may pay dividends to the Trust pursuant to the applicable Elvis Operating Company Charter Documents, as in effect on the Closing Date;
(d)   purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from any Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $30,000,000 from and after the Closing Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries in connection with the exercise of any “call” or similar right by any of them (other than any such exercise by the Borrower of its “call” rights to purchase its Capital Stock from Simon Fuller pursuant to that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date) shall not exceed $15,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Investments made pursuant to Section 7.8(k));
(e)   to the extent that amounts available to be used for such purpose in accordance with clause (d) above have been fully utilized (or are being fully utilized in connection with such repurchase), repurchases by the Borrower of all or a portion of its Capital Stock from Simon Fuller, as a result of the exercise by the Borrower of its rights under that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date, in an aggregate amount not to exceed $10,000,000;
(f)    the GOAT Operating Company may pay dividends to the Muhammad Ali Family Trust pursuant to the GOAT Operating Agreement, as in effect on the Closing Date;
(g)   repurchases by the Borrower of all or a portion of its Capital Stock from Simon Fuller as and to the extent required as a result of the exercise by Simon Fuller of his rights under that certain Lock-in and Put and Call Option Deed dated as of March 17, 2005, as in effect on the Closing Date; and
(h)   Investments permitted under Section 7.8(l) or Section 7.8(m), in either case, to the extent that such Investments would constitute Restricted Payments.

7.7.  Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $10,000,000 in any fiscal year of the Borrower (provided that (i) any portion of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year (but not for expenditure in any further succeeding fiscal year) and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above (without regard to this proviso) and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above), and (b) Capital Expenditures consisting of Permitted Acquisitions and Permitted Joint Ventures otherwise permitted under Section 7.8.

7.8.  Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)   extensions of trade credit in the ordinary course of business;
(b)   Investments in cash and Cash Equivalents;
(c)   Guarantee Obligations permitted by Section 7.2;
(d)   loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
(e)   intercompany Investments by (i) the Borrower in any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties), (ii) any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties); (iii) any Subsidiary that is not a Subsidiary Guarantor in the Borrower or any Subsidiary Guarantor or any Subsidiary of the Borrower that concurrently with such Investment becomes a Subsidiary Guarantor consisting of intercompany Indebtedness (provided that, in each case, such Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions), or (iv) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor (provided that, in each case, such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties);
(f)    intercompany Investments by the Borrower or any of its Subsidiaries in any Person (provided that such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and any notes issued in respect thereof have been pledged to the Administrative Agent, for the benefit of the Secured Parties, to the extent otherwise required hereunder), that, prior and after giving effect to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement;
(g)   in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement;
(h)   Investments under Hedge Agreements entered into in the ordinary course of a Group Member’s business and not for speculative purposes and otherwise in compliance with this Agreement;
(i)    Investments in securities of trade creditors, licensors, licensees or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;
(j)    Investments made after the Closing Date consisting of Permitted Acquisitions and Permitted Joint Ventures; provided that (i) the aggregate consideration paid in connection with all Permitted Acquisitions and Permitted Joint Ventures shall not exceed $40,000,000 (after giving effect to any Net Cash Proceeds as described in clause (iii) below), (ii) the aggregate consideration paid in connection with all Permitted Joint Ventures shall not exceed $20,000,000 (after giving effect to any Net Cash Proceeds as described in clause (iv) below), (iii) the dollar cap specified in clause (i) above shall be increased by an amount equal to the Net Cash Proceeds of any Asset Sale consisting of a Permitted Acquisition or Permitted Joint Venture previously consummated pursuant to this clause (j), as certified by a Responsible Officer of the Borrower (provided that such dollar cap shall in no event be greater than $40,000,000 after giving effect to any such increase) and (iv) the dollar cap specified in clause (ii) above shall be increased by an amount equal to the Net Cash Proceeds of any Asset Sale consisting of a Permitted Joint Venture previously consummated pursuant to this clause (j), as certified by a Responsible Officer of the Borrower (provided that such dollar cap shall in no event be greater than $20,000,000 after giving effect to any such increase);
(k)   purchases by any Group Member of the Capital Stock of any Group Member or Permitted Joint Venture from a Person that is not a Group Member or Permitted Joint Venture in an aggregate amount not to exceed $30,000,000 from and after the Closing Date (provided that (i) the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to any such purchase (as certified by a Responsible Officer of the Borrower), (ii) the amount paid by the Borrower and its Subsidiaries in respect of any “put” or similar obligation arising in connection with any individual Permitted Acquisition or Permitted Joint Venture shall not exceed 30% of the aggregate consideration paid by the Borrower and its Subsidiaries for such

Permitted Acquisition or Permitted Joint Venture (as certified by a Responsible Officer of the Borrower), (iii) the amount paid by the Borrower and its Subsidiaries in connection with the exercise of any “call” or similar right by any of them shall not exceed $15,000,000 in the aggregate and (iv) the dollar caps specified above shall be reduced by the dollar amount of any Restricted Payments made pursuant to Section 7.6(d));
(l)    purchases by EPE Holding Corporation from The Promenade Trust of (i) all or any part of the Series B Preferred Stock and/or common stock of Elvis Presley Enterprises, Inc., as and to the extent required as a result of the exercise by The Promenade Trust of its rights under the terms of the Shareholders Agreement, dated February 7, 2005, as in effect on the Closing Date and (ii) all or any part of the Series B membership interests in Elvis Presley Enterprises, LLC, as and to the extent required as a result of the exercise by The Promenade Trust of its rights under the terms of the limited liability company operating agreement of Elvis Presley Enterprises, LLC, dated as of February 7, 2005, as in effect on the Closing Date; and
(m)  purchases by CKX G.O.A.T. Holding Corp. and/or G.O.A.T., Inc. of all of the membership interests of the GOAT Operating Company owned by the Muhammad Ali Family Trust as and to the extent required as result of the exercise by the Muhammad Ali Family Trust of its rights under the GOAT Operating Agreement, as in effect on the Closing Date.

7.9.  Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness referred to in Section 7.2(l), (m) or (n), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness referred to in Section 7.2(l), (m), (n) or (o) (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Presley Preferred Equity (other than any such amendment, modification, waiver or other change that (x) (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee) or (y) would be required in connection with effecting any merger or consolidation contemplated by Section 7.4(b)).

7.10.        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) set forth on Schedule 7.10, or (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11.        Sales and Leasebacks

7.12.        Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13.        Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14.        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits or imposes any condition upon the ability of any Group Member (other than any Group Member that is not required to become a Subsidiary Guarantor as provided in the definition thereof) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents or any refinancing thereof, other than any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition shall only be effective against the assets financed thereby), except agreements by a Permitted Joint Venture to limit Liens on its assets under the terms of any Non-Recourse Indebtedness of such Permitted Joint Venture.

7.15.        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary Guarantor, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) applicable law or any rule, regulation or order, (iii) customary non-assignment provisions or restrictions on cash or other deposits contained in any contract or any lease governing a leasehold interest of any Group Member, (iv) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien, (v) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale, (vi) customary provisions in joint venture agreements and other similar agreements entered into by the Borrower or one of its Subsidiaries and any Person (other than the Borrower or any Affiliate of the Borrower), in each case, relating solely to the respective joint venture or similar entity or the equity interests therein and entered into in the ordinary course of business, (vii) purchase money obligations (including any capitalized lease obligations) relating to property acquired in the ordinary course of business, (viii) restrictions imposed under the Elvis Operating Company Charter Documents, as in effect on the Closing Date or (ix) restrictions imposed on any Permitted Joint Venture under the terms of any Non-Recourse Indebtedness.

7.16.        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, that are described in clause (b) of the definition of “Permitted Acquisition” and “Permitted Joint Venture” or that are reasonably related thereto.

7.17.        Certain Amendments.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (a) any Group Member’s organizational or constitutional documents or (b) any material agreement (including without limitation the Fuller Employment Agreement and the Fuller Non-Compete Agreement), in each case, except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect or (in the case of any Group Member’s organizational or constitutional documents) that would impose any restrictions on the transferability of such Group Member’s shares upon the enforcement of the security interests in respect thereof granted to the Administrative Agent (in its capacity as such).

7.18.        Accounting Changes.  Permit, or cause any of its Subsidiaries to make or permit, any material change in its accounting policies or reporting practices, except as may be required by or permitted under GAAP.

7.19.        Intellectual Property.

(a)  Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act whereby any material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(b)  Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act that infringes, misappropriates or violates the intellectual property rights of any other Person.

7.20.        Hazardous Substances.  Knowingly permit, or cause any of its Subsidiaries to knowingly permit, any Hazardous Substances to be brought on to or located on any of the Properties, except in compliance in all material respects with, and in a manner not reasonably likely to lead to any liability pursuant to, all applicable Environmental Laws only in such quantities and types as reasonably needed to conduct the Business.  If any such Hazardous Substance is brought onto any Property by any Group Member or found located thereon due to the actions of any Group Member in violation of this Section, the Borrower shall diligently undertake all removal, remedial and other response actions required under applicable Environmental Laws.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT ALL MATERIALS OF ENVIRONMENTAL CONCERN HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF SUCH LOAN PARTY AND ITS SUBSIDIARIES.  EACH LOAN PARTY FURTHER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER.  NO ACT (OR DECISION NOT TO ACT) OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT

OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS OR PURSUANT TO ENVIRONMENTAL LAWS.  IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE ADMINISTRATIVE AGENT OR ANY LENDER OR THEIR RESPECTIVE EMPLOYEES, REPRESENTATIVES OR AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR THE BUSINESS OF ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY BE CONSIDERED BY ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY (OR ANY OTHER RECIPIENT OF SUCH INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER ANY LOAN PARTY NOR ANY SUBSIDIARY OF ANY LOAN PARTY (NOR ANY OTHER RECIPIENT OF SUCH INFORMATION) SHALL RELY ON SAID INFORMATION.  THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTIES OR BUSINESS RESTS SOLELY WITH EACH LOAN PARTY AND ITS SUBSIDIARIES.  NOTHING IN THIS SECTION 7.20 SHALL LIMIT ANY RIGHTS THAT ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MAY HAVE TO SEEK CONTRIBUTION OR ALLOCATE RESPONSIBILITY PURSUANT TO ENVIRONMENTAL LAW FROM ANY THIRD PARTY (OTHER THAN ANY SECURED PARTY).

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)   (i)  any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.4(a)(i), 6.7(a), 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 or 7.19 of this Agreement or Section 5.4 or 5.7(b) of the Guarantee and Collateral Agreement, or Clauses 4.3(b), 9.1, or 19.1 through 19.3 of the UK Debenture or Clauses 7.1(i) or 8.1 of the UK Charge Over Shares or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or
(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)   any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or
(f)    (i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, administrative receiver, administrator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days (unless (x) such case, proceeding or other action is a winding-up petition instituted under the laws of England which is frivolous or vexatious, in which case such period shall be shortened to 14 days or (y) any other such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to zero days); or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (unless such case, proceeding or other action is instituted under the laws of England, in which case such period shall be shortened to

14 days); or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)   (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (iii) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    any of the Loan Documents shall cease, for any reason other than as set forth in Section 10.14, to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market value in excess of $1,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)   (i) the Sillerman Group shall cease to own beneficially at least 20% of the outstanding voting Capital Stock of the Borrower (provided that issuances of additional shares of the Borrower shall not cause an Event of Default under this clause (k) unless and until the Sillerman Group ceases to own beneficially at least 10% of the voting Capital Stock of the Borrower on a fully diluted basis); (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) the Borrower shall cease to own and control, legally and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each entity that is a Subsidiary Guarantor as of the Closing Date, in each case, free and clear of all Liens (except Liens created by the Security Documents); or (iv) any group or person (within the meaning of Rule 13d-5 promulgated under the Exchange Act), other than the Sillerman Group, shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 20% of the outstanding voting Capital Stock of the Borrower; or

(l)    (i) any portion of the Intellectual Property (other than as specified in clause (i) of the definition thereof), that is included in or purported to be included in the Collateral, becomes invalidated, falls into the public domain or otherwise becomes impaired or (ii) any Group Member’s rights in rights of publicity or rights in rights to a living or deceased natural Person’s name and likeness becomes impaired, unless, in either case, such an event could not reasonably be expected to cause a Material Adverse Effect; or
(m)  Fremantle shall breach any Contractual Obligation owed to any Group Member and fail to cure such breach for a period of 60 days where such breach could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default (where such default is continuing), either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.  THE AGENTS

9.1.  Appointment.  Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2.  Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3.  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

9.4.  Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

9.5.  Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

9.6.          Non-Reliance on Agents and Other Lenders.  Each Lender (and each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party.  Each Lender (and each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement.  Each Lender (and each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.          Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.          Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

9.9.          Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Either Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the resigning Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the resigning Syndication Agent, the Administrative Agent or any Lender.  Either Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Documentation Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the resigning Documentation Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the resigning Documentation Agent, the Administrative Agent or any Lender.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.        Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11.        The Lead Arranger.  The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

9.12.        Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.  MISCELLANEOUS

10.1.        Amendments and Waivers.  Except as otherwise provided below and in Section 2.15, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 10.14 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) effect modifications to Section 10.6 that further restrict assignments by Lenders thereunder without the written consent of each Lender affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; (viii) amend, modify or waive any provision of Sections 2.7 to 2.14 without the written consent of the Issuing Lender, or (ix) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations (as defined in the Guarantee and Collateral Agreement) and the Borrower Credit Agreement Obligations in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	CKX, Inc. 650 Madison Avenue, 16th Floor New York, New York 10022 Attention: General Counsel Telecopy: (212) 753-3188 Telephone: (212) 407-9101

with a copy to:	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: William Schwitter, Esq. Telecopy: (212) 230-7834 Telephone: (212) 318-6400

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, New York 10179 Attention: Kevin Cullen Telecopy: (212) 272-9184 Telephone: (212) 272-5724

with a copy to:	Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022 Attention: Michèle Penzer, Esq. Telecopy: (212) 751-4864 Telephone: (212) 906-1245

The Syndication Agents:	UBS Loan Finance 677 Washington Boulevard, 6th Floor South Stamford, Connecticut 06901 Attention: Deborah Porter Telecopy: 203-719-3888 Telephone: 203-719-6391

The Bank of New York One Wall Street, 16th Floor New York, New York 10019 Attention: Ellie Mai Telecopy: 212-635-8679

Telephone: 212-635-8737

The Documentation Agents:	Lehman Brothers Loan Portfolio Group 745 7th Avenue, 5th Floor New York, New York 10019 Attention: Craig J. Malloy Telecopy: 646-785-4617 Telephone: 212-526-7150

Credit Suisse One Madison Avenue New York, NY 10010 Attention: Ed Markowski Telecopy:(212) 538-6851 Telephone: (212) 538-3380

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single New York counsel to such Agent (and appropriate local or special counsel), the reasonable fees and disbursements of audit and accounting professionals and filing and recording fees and expenses (and excluding corporate overhead and other non out-of-pocket expenses), with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single New York counsel to each Lender and Agent (and appropriate local or special counsel) and the fees and disbursements of audit and accounting professionals (and excluding corporate overhead and other non out-of-pocket expenses), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the Business or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, violations, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the General Counsel of the Borrower (Telephone No. (212) 407-9101) (Telecopy No. (212) 753-3188), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer in violation of this Section 10.6 shall be null and void).

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person or, (y) any assignment by the Administrative Agent (or its affiliates); and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment; and

(C)           in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D)          in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO; and

(E)           at any time prior to the date that is six months after the Closing Date, after giving effect to any such assignment, an assigning Lender that was a Lender as of the Closing Date shall (together with its affiliates) retain Revolving Commitments and/or Revolving Extensions of Credit representing, in the aggregate, not less than 67% of the Revolving Commitments of such Lender and its affiliates as in effect as of the Closing Date.

For the purposes of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 10.5).  An assignee shall not be entitled to the benefits of Section 3.9 unless such Assignee complies with Sections 3.9(d) and (e).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 3.8 or 3.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant shall not be entitled to the benefits of Section 3.9 unless such Participant complies with Sections 3.9(d) and (e).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(a).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each

Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.      Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.      Acknowledgments.  The Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)   no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14.      Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding and the net termination liability under or in respect of Specified Hedge Agreements at such time shall have been cash collateralized or paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the Administrative Agent agrees (at the sole cost and expense of the Borrower) to take such actions as may reasonably be requested by the Borrower to evidence such release and termination.

10.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender’s Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants, auditors (including independent auditors) and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16.      WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.18.      USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, promptly upon the reasonable request of the Administrative Agent or any Lender, provide all documentation and other information reasonably requested in order to comply with their respective ongoing obligations under applicable “know your customers” and anti-money laundering rules and regulations, including the Patriot Act.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CKX, INC.

By:	/s/ THOMAS BENSON
	Name:	Thomas P. Benson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BEAR, STEARNS & CO. INC., as Exclusive Advisor, Sole Lead Arranger and Sole Bookrunner

By:	/s/ KEITH C. BARNISH
	Name:	Keith C. Barnish
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Victor Bulzacchelli
	Name:	Victor F. Bulzacchelli
	Title:	Vice President

THE BANK OF NEW YORK, as Co-Syndication Agent and as a Lender

By:	/s/ Mehrasa Raygani
	Name:	Mehrasa Raygani
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH as Co-Documentation Agent and as a Lender

By:	/s/ DOREEN BARR /s/ MIKAIL FAYBUSOVICH
	Name:	Doreen Barr/Mikail Faybusovich
	Title:	Vice President/Associate

LEHMAN COMMERCIAL PAPER, INC., as Co-Documentation Agent and as a Lender

By:	/s/ CRAIG MALLOY
	Name:	Craig Malloy
	Title:	Authorized Signatory

UBS SECURITIES LLC, as Co-Syndication Agent

By:	/s/ DANIEL W. LADD III
	Name:	Daniel W. Ladd III
	Title:	Managing Director

By:	/s/ Francisco Pinto-Leite
	Name:	Francisco Pinto-Leite
	Title:	Executive Director and Counsel Region Americas Legal

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard TaVrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ IRJA R. OTSA
	Name:	Irja R. Otsa
	Title:	Associate Director

Annex A

PRICING GRID FOR REVOLVING LOANS AND SWINGLINE LOANS

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	150	50
II	175	75
III	200	100
IV	225	125

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted on and after the first Adjustment Date (as defined below) occurring after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which (i) the relevant financial statements are delivered to the Lenders pursuant to Section 6.1 or (ii) the Borrower delivers evidence of the Consolidated Leverage Ratio in connection with any Permitted Acquisition or Permitted Joint Venture (or similar transaction as to which the Borrower is seeking an approval or modification from the Required Lenders) and, in either case, to remain in effect until the next adjustment to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements or other information relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 4.00 to 1.00.

EXHIBIT A

FORM OF ADDENDUM

Reference is made to the Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitments set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this     day of                      , 20    .

[NAME OF LENDER]

By:
Name:
Title:

A-1

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:

Notice Address:

Attention:

Telephone:

Facsimile:

2.	Commitment:

A-2

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.     The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2.     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Loans, Letters of Credit and Commitments, in the amount as set forth on Schedule 1 hereto.

3.     The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Loans, Letters of Credit and Commitments, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

4.     The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit

Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 and Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.10(d) of the Credit Agreement.

5.     The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6.     Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

7.     From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO ASSIGNMENT AND ASSUMPTION

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Amount of Loans and Letters of Credit Assigned	Commitment Percentage Assigned(1)

$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:

Title:	Title:

(1)             Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Accepted:	[Consented To:
BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent	[CKX, INC.

By:	By:
Title:	Title: ]

[BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent

By:
Title: ]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2(b) of the Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.             I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2.             I have reviewed and am familiar with the contents of this Certificate.

3.             I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4.             Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1(a) and 7.1(b) of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate on behalf of the Borrower this [    ] day of [        ], [      ].

CKX, INC.

By:
Title:

C-1

EXHIBIT D-1

FORM OF GUARANTY AND COLLATERAL AGREEMENT

EXHIBIT D-2

FORM OF UK CHARGE OVER SHARES

D-1

EXHIBIT E

[RESERVED]

E-1

EXHIBIT F

FORM OF PREPAYMENT OPTION NOTICE

Attention of [          ]

Telecopy No. [          ]

[Date]

Ladies and Gentlemen:

The undersigned, Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, refers to the Credit Agreement, dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Administrative Agent, CKX, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to [Section 4.2(d)] of the Credit Agreement of the Tranche [B] [C] Prepayment Amount.  Amounts applied to prepay the Tranche B] [C] Term Loans shall be applied pro rata to the Tranche B] [C] Term Loan held by you.  The portion of the prepayment amount to be allocated to the Tranche B] [C] Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A)	Total Tranche B] [C] Term Loan Prepayment Amount
(B)	Portion of Tranche B] [C] Term Loan Prepayment Amount to be received by you
(C)	Prepayment Date (10 Business Days after the date of this Prepayment Option Notice)

IF YOU DO NOT WISH TO RECEIVE ALL OF THE TRANCHE B] [C] TERM LOAN PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH B) ABOVE, please sign this notice in the space provided below and indicate the percentage (not exceeding [50%]) of the Tranche B] [C] Term Loan Prepayment Amount otherwise payable which you do not wish to receive.  Please return this notice as so completed via telecopy to the attention of [                                   ] at                                           , no later than [10:00] .m., New York City time, on the Prepayment Date, at Telecopy No. [                                   ].  IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE TRANCHE [B] [C]

F-1

TERM LOAN PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

BEAR STEARNS CORPORATE LENDING INC,
as Administrative Agent

By:
Name:
Title:

,
as Lender

By:
Name:
Title:

Percentage of Tranche [B] [C]
Prepayment Amount
Declined:     %

F-2

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.  [                                 ] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 3.10(d) of the Credit Agreement.  The Non-U.S. Lender hereby represents and warrants that:

I.                                         The Non-U.S. Lender is the sole record and beneficial owner of the Loans, Letters of Credit and Commitments or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

II.                                     The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, the Non-U.S. Lender further represents and warrants that:

(a)                                  the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)                                 the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

III.                                 The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

IV.                                 The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

G-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date: , 200

G-2

EXHIBIT H-1

FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
May 24, 2006

FOR VALUE RECEIVED, the undersigned, CKX, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay                                       (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a)                DOLLARS ($            ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement.  The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks, financial institutions and other entities from time to time parties thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

H-1-1

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CKX, Inc.

By:
Name:
Title:

H-1-2

Schedule A to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

H-1-3

Schedule B to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

H-1-4

EXHIBIT H-2

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
May 24, 2006

FOR VALUE RECEIVED, the undersigned, CKX, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Bear Stearns Corporate Lending Inc. (the “Swingline Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Termination Date the principal amount of (a)                       DOLLARS ($                      ), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 2.3 of the Credit Agreement, as hereinafter defined.  The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lender, the other banks, financial institutions and other entities from time to time parties thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

H-2-1

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CKX, Inc.

By:
Name:
Title:

H-2-2

Schedule A to Swingline Note

LOANS AND REPAYMENTS OF SWINGLINE LOANS

Date	Amount of Swingline Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

H-2-3

EXHIBIT I

FORM OF CLOSING CERTIFICATE

Pursuant to Section .1(     ) of the Credit Agreement dated as of May 24, 2006  (the “Credit Agreement”; terms defined therein being used herein as therein defined), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), [Bear Stearns Corporate Lending Inc., as syndication agent (in such capacity, the “Syndication Agent”),] and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of CKX, Inc. (the “Company”) hereby certifies as follows:

1.  The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                                        is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3.  No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof.  [Borrower only]

4.  The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date [except as set forth on Schedule I hereto].  [Borrower only]

  The undersigned Corporate Secretary of the Company certifies as follows:

1.  There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.  Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on                              ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect [and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.]

4.  Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof.

5.  Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

6.  The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date: May 24, 2006

SCHEDULE I

[Waived Conditions Precedent]

[Describe any conditions precedent waived on
Closing Date and terms of any waiver]

ANNEX 1

[Board Resolutions]

ANNEX 2

[By-Laws]

ANNEX 3

[Certificate of Incorporation]

EXHIBIT J-1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

[To be provided separately]

J-1-1

EXHIBIT J-2

OPINION OF BAKER & MCKENZIE

[To be provided separately]

J-2-1

EXHIBIT K

FORM OF SOLVENCY CERTIFICATE

I,                                                 , the Chief Financial Officer of each Group Member hereby certify that I am the Chief Financial Officer of each Group Member and that I am familiar with their properties, businesses, assets, finances and operations and I am duly authorized to execute this certificate on behalf of the Group Members pursuant to Section 5(1) of the Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

I further certify that I am generally familiar with the properties, business and assets of the Group Members and have carefully reviewed the Loan Documents and the contents of this certificate and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.

I understand that the Agents and the Lenders are relying on the truth and accuracy of this certificate in connection with the transactions contemplated by the Loan Documents.

1.             I do hereby further certify that:

(a)           Each Group Member is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business;

(b)           On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the fair value of the property of each Group Member is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Group Member;

(c)           On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, the present fair saleable value of the assets of each Group Member is not less than the amount that will be required to pay the probable liability of such Group Member on its debts as they become absolute and matured;

(d)           No Group Member intends to and no Group Member believes that it will incur debts or liabilities that will be beyond its ability to pay such debts and liabilities as they mature; and

(e)           On the date hereof, before and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents, no Group Member is engaged in business or a transaction, nor is about to engage in business or a transaction, for which its property would constitute unreasonably small capital;

2.             In making the certifications set forth above, the undersigned has considered or taken the following actions, among other things:

(a)           the financial statements (the “Financial Statements”) delivered to the Administrative Agent pursuant to Section 5(b) of the Credit Agreement;

(b)           the values of the Group Members’ real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, licenses, leases and all other property of such party, real and personal, tangible and intangible;

(c)           consulted with officers of the Group Members concerning, among other matters, pending and threatened litigation, uninsured risks, guaranties of obligations of any other Person and other contingent obligations and have, using my best judgment, also taken into account the maximum realistic exposure of each Group Member to liabilities which would not be included in reserves otherwise reflected on the Financial Statements; and

(d)           made such other investigations and inquiries as I have, to the best of my experience, deemed appropriate and have taken into account the nature of the particular business anticipated to be conducted by the Group Members after consummation of the transactions referred to above.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate as of the date first written above.

CKX, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT L

SUBORDINATION PROVISIONS

Section 1.                      Definitions and Rules of Interpretation.  Reference is made to that certain Revolving Credit Agreement, dated as of  May 24, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CKX, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Bear, Stearns & Co. Inc., as sole lead arranger (in such capacity, the “Lead Arranger”), and Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”).  Except as otherwise expressly provided, capitalized terms used herein without definition shall have the same meaning assigned to such terms in the Credit Agreement.  In addition, the following terms shall have the following meanings:

1.1                                     “Senior Secured Obligations” shall mean the Obligations under and as defined in the Guarantee and Collateral Agreement.

1.2                                     “Senior Secured Parties” shall mean, collectively, the Secured Parties under and as defined in the Credit Agreement and the Lenders.

1.3                                     “Subordinated Obligations” shall mean any Indebtedness and each other obligation of the Borrower owing to any Subordinated Lender.

1.4                                     “Subordinated Lenders” shall mean each and every lender to whom any of the Subordinated Obligations is owed and any holder of any document evidencing such Subordinated Obligations.

Section 2.                      Ranking of Senior Secured Obligations.  Until the repayment in full in cash of all of the Senior Secured Obligations, the termination or cash collateralization of  all outstanding Letters of Credit (in an amount equal to 102.5% of the face amount thereof) and the termination of all Commitments (the “Loan Maturity Date”), (i) the Subordinated Lenders, the Borrower and each of its Subsidiaries hereby agree that all Subordinated Obligations are and shall be subordinated in right of payment and liquidation in relation to all Senior Secured Obligations to the extent and in the manner hereinafter set forth, (ii) no payments or other distributions whatsoever in respect of any part of the Subordinated Obligations shall be made nor shall any property or assets of the Borrower or any of its Subsidiaries (nor any property or assets of the Borrower that constitute Collateral) be applied to the purchase or other acquisition or retirement of any part of the Subordinated Obligations, and (iii) each of the Subordinated Lenders agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower or any of its Subsidiaries (whether directly or indirectly), by set-off or in any other manner, the Subordinated Obligations, or any security therefor, except with the prior written consent of each of the Senior Secured Parties.

Section 3.                      No Payment in Certain Circumstances.  At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents:

3.1                                                         upon any distribution or application of the assets of the Borrower or any of its Subsidiaries in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower or any of its Subsidiaries (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any of its Subsidiaries or any other marshalling of assets and liabilities of the Borrower or any of its Subsidiaries:

3.1.1                                                the Senior Secured Obligations shall first be irrevocably and indefeasibly paid in full in cash, all outstanding Letters of Credit shall have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof and all Commitments shall have been terminated before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Obligations or any other interests in the Borrower or any of its Subsidiaries arising from the Subordinated Obligations whether in cash, securities or other assets; and

3.1.2                                                any payment or distribution of assets of the Borrower or any of its Subsidiaries of any kind or character in respect of the Subordinated Obligations to which any of the Subordinated Lenders would be entitled if the Subordinated Obligations were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution directly to the Senior Secured Parties until the Senior Secured Obligations are irrevocably and indefeasibly paid in full in cash, all outstanding Letters of Credit shall have been terminated or cash collateralized in an amount equal to 102.5% of the face amount thereof and all Commitments shall have been terminated and each of the Subordinated Lenders irrevocably authorizes and empowers the Administrative Agent, acting for and on behalf of the Senior Secured Parties, to receive and collect on its behalf any and all such payments or distributions;

3.3                                                         if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower or any of its Subsidiaries shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Obligations in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Senior Secured Parties, promptly notify the Administrative Agent in writing of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Administrative Agent, or to any other

Person nominated by the Administrative Agent, to hold for the account of the Senior Secured Parties.  In the event of failure of any Subordinated Lender to make any such endorsement or assignment, the Administrative Agent is irrevocably authorized by the Subordinated Lenders to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Senior Secured Parties to enforce in any manner provided under applicable law the obligation of a Subordinated Lender to make any such endorsement or assignment; and

3.4                                                         notwithstanding any provision to the contrary herein or in any other agreement or document, no payment or delivery shall be made to the Subordinated Lenders of any securities, assets, debts, loans, advances, liabilities or obligations which are issued or received upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or any of its Subsidiaries or acquiring the Borrower’s or any of its Subsidiary’s property or assets, unless such securities, assets, debts, loans, advances, liabilities and obligations are (i) if the Subordinated Obligations (or any note or other instrument representing the Subordinated Obligations) are pledged to the Senior Secured Parties, pledged in favor of the Senior Secured Parties and (ii) subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Senior Secured Obligations and to the payment of any securities, assets, debts, loans, advances, liabilities or obligations which are issued in exchange or substitution for any such Senior Secured Obligations.

Section 4.                      Authorizations to Administrative Agent.  At all times prior to the Loan Maturity Date, and without limitation of the rights of the Senior Secured Parties under the terms of the Loan Documents, each Subordinated Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Obligations which are required to be paid or delivered to any Senior Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of such Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (ii) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to vote the Subordinated Obligations in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower or any of its Subsidiaries generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower or any of its Subsidiaries, and (iii) agrees to execute and deliver to the Administrative Agent all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action deemed necessary or requested by any Senior Secured Party in its sole discretion, in order to enable the Administrative Agent to accomplish the foregoing.

Section 5.                      Non-Impairment.  None of the Senior Secured Obligations shall be impaired (or deemed to be impaired) by the Senior Secured Parties taking the following actions:

5.1                                                         agreeing with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Loan Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Senior Secured Obligations, or otherwise amending or supplementing in any manner the Senior Secured Obligations or any instrument evidencing the same or any agreement under which the Senior Secured Obligations are outstanding, or any Loan Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lenders in all circumstances;

5.2                                                         releasing, granting any time, any indulgence or any waiver of any kind to, or composition with the Borrower or any of its Subsidiaries, any Subordinated Lender or any other Person (including, without limitation, the waiver of any breach of the Loan Documents or the exercise or the failure to exercise any rights against the Borrower or any of its Subsidiaries and/or any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person;

5.3                                                         taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Senior Secured Parties in connection with the Senior Secured Obligations or any part thereof, or acting in relation to the Loan Documents in such manner as it thinks fit;

5.4                                                         failing to present or observe any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

5.5                                                         claiming, proving for, accepting or transferring any payment in respect of the Senior Secured Obligations in any composition by, or winding up of, the Borrower or any of its Subsidiaries, any Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

5.6                                                         actually or purportedly assigning all or any portion of the Senior Secured Obligations to any other Person.

To the fullest extent permitted by applicable law, no change of law or circumstances shall release or diminish any of the Subordinated Lenders’ liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lenders any recourse against any of the Senior Secured Parties.

Section 6.                      Benefit of Subordination Provisions.  These subordination provisions are intended solely to define the relative rights of the Senior Secured Parties, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7.                      Subordination of Liens.  Without limitation of any other provisions of this Exhibit L, neither the Borrower nor any of its Subsidiaries shall create or suffer to exist any Lien on any of its property benefiting the Subordinated Obligations.  If in contravention of this Section 7, any such Liens shall now or hereafter secure or benefit the Subordinated Obligations, whether arising by statute, in law or equity or by contract, then, without limiting any of the Senior Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior to the Liens now or hereafter securing or benefiting the Senior Secured Obligations.

Section 8.                      Reinstatement.  If any payment to any of the Senior Secured Parties by the Borrower or any of its Subsidiaries or any other Person in respect of any of the Senior Secured Obligations is held to constitute a preference or a voidable transfer under applicable law, or if for any other reason any Senior Secured Party is required to refund such payment to the Borrower, any of its Subsidiaries or to such Person or to pay the amount thereof to any other Person, such payment to such Senior Secured Party shall not constitute a release of any of the Subordinated Lenders from any of their liability hereunder, and each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 9.                      Restrictions on Transfers.  None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Obligations and under these subordination provisions unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit L applicable to the transferor of such interest and executes an instrument to that effect.

Section 10.                   Affirmative Covenants of the Subordinated Lenders.  Each of the Subordinated Lenders shall:

10.1                                                   at all times prior to the Loan Maturity Date, promptly deliver to the Administrative Agent copies of each amendment or modification to any agreement relating to the Subordinated Obligations to which such Subordinated Lender is a party that would affect or alter these subordination provisions;

10.2                                                   at all times prior to the Loan Maturity Date, cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Exhibit L;

10.3                                                   cause its right to receive any payment in respect of the Subordinated Obligations to be (and, upon the creation of the Subordinated Obligation, each Subordinated Lender acknowledges and agrees that such Subordinated Obligation is and shall be) subject to the Liens created by the Security Documents and, if required by applicable law, cause any agreement or instrument evidencing such right to be registered or filed with the appropriate Governmental Authorities in order to perfect such Liens created by the Security Documents and cause any instrument which at any time evidences any part of the Subordinated Obligations owing to such Subordinated Lender and any proceeds deriving therefrom to be pledged in favor of the Senior Secured Parties and an original of such instrument shall be delivered to the order of the Administrative Agent with appropriate endorsements thereto executed in blank; and

10.4                                                   file all documents or instruments necessary or advisable and do all things as the Administrative Agent may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.

Section 11.                   Negative Covenants of the Subordinated Lenders.  At all times prior to the Loan Maturity Date, none of the Subordinated Lenders shall:

11.1                                                   create, agree to create or permit to exist, any Lien (howsoever ranking in point of priority) of any nature whatsoever in, over or affecting the Subordinated Obligations owing to such Subordinated Lender;

11.2                                                   without the prior written consent of the each of the Senior Secured Parties, sue for payment of, or accelerate the maturity of, or initiate any proceedings or take any other actions to enforce any of the Subordinated Obligations owing to such Subordinated Lender;

11.3                                                   whether by set-off, counter-claim or otherwise, reduce any amount owing by such Subordinated Lender to the Borrower or any of its Subsidiaries by an amount payable by the Borrower or any of its Subsidiaries or any of their respective Affiliates or any other Person to such Subordinated Lender in respect of the Subordinated Obligations;

11.4                                                   initiate, support, permit or join any creditor in bringing any proceeding against the Borrower or any of its Subsidiaries under any bankruptcy, insolvency, reorganization, receivership or similar law of any jurisdiction (to recover all or any part of the Subordinated Obligations or any other liability owed to such Subordinated Lender), except in connection with the filing of a proof of claim in any such proceeding or otherwise at the written request of the Administrative Agent;

11.5                                                   permit to subsist or receive any guarantee or other assurance against loss in respect of all or any part of the Subordinated Obligations owing to such Subordinated Lender (other than those guarantees and/or assurances against loss that a Subordinated Lender would normally acquire in the ordinary course of business, based upon its exercise of prudent business judgment, including, but not limited to political risk insurance, currency and interest rate hedging agreements, and other similar instruments; provided that such guarantees and/or assurances do not give rise to any direct or indirect recourse against the Borrower or any of its Subsidiaries by the providers of such guarantees and/or assurances) or accept, or otherwise take, any collateral security for such Subordinated Obligations or commence enforcement proceedings with respect to, or against, any collateral security for such Subordinated Obligations;

11.6                                                   subordinate all or any part of the Subordinated Obligations owing to such Subordinated Lender or the proceeds thereof to any sums owing by the Borrower or any of its Subsidiaries to any Persons other than the Senior Secured Parties; or

11.7                                                   take or omit to take any action whereby the subordination hereunder of all or any part of the Subordinated Obligations may be impaired.

Section 12.                   Waiver of Subrogation.

12.1                                                   Notwithstanding anything to the contrary herein or in any other Loan Document, at all times prior to the Loan Maturity Date, each of the Subordinated Lenders irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower or any of its Subsidiaries that arise from the existence or performance of its Senior Secured Obligations hereunder including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Senior Secured Parties against the Borrower or any of its Subsidiaries, or any security which the Senior Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower or any Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

12.2                                                   For the purposes of such waiver of subrogation, any payments or distributions to the Senior Secured Parties of any cash, property or securities to which the Subordinated Lenders would be entitled except for these provisions shall, as between the Borrower or any of its Subsidiaries, on the one hand, and the Subordinated Lenders and their respective other creditors, on the other hand, be deemed to be a payment by the Borrower or any of its Subsidiaries, as the case may be, to or on account of the Senior Secured Obligations.

Section 13.                   Exercise of Powers.

13.1                                                   The Senior Secured Parties shall be entitled to exercise their rights and powers under these subordination provisions in such a manner and at such times as the Senior Secured Parties in their absolute discretion may determine.  None of the Senior Secured Parties shall be liable for any losses arising in connection with the exercise of or failure to exercise any of its rights, powers and discretions hereunder.

13.2                                                   The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.